Exhibit 10.1

Execution Version

CUSIP: N5374KAD9

CREDIT AGREEMENT

Among

LYONDELLBASELL INDUSTRIES N.V.

and

LYB AMERICAS FINANCE COMPANY,

as Borrowers,

VARIOUS LENDERS

FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

DEUTSCHE BANK AG NEW YORK BRANCH,

as L/C Issuer,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Managers,

and

J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC,

BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC.,

ING BANK N.V. and WELLS FARGO SECURITIES, LLC,

as Documentation Agents

May 4, 2012

i

Exhibit A	—	Swing Line Loan Notice
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Revolving Note
Exhibit D-2	—	Swing Note
Exhibit E	—	Form of Extension of Termination Date Request
Exhibit F	—	Assignment and Assumption
Exhibit G	—	Form of Guaranty
Exhibit H	—	Forms of Tax Compliance Certificates

Schedule I	—	Initial Guarantors
Schedule 1(a)	—	Commitments
Schedule 1(b)	—	Mandatory Costs
Schedule 1(c)	—	Existing Letters of Credit
Schedule 4.11	—	Significant Subsidiaries
Schedule 5.01	—	Internet Website Address
Schedule 9.07	—	Administrative Agent’s Office; Certain Addresses for Notices

CREDIT AGREEMENT

This Credit Agreement is entered into as of May 4, 2012, by and among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (the “Company”), LYB AMERICAS FINANCE COMPANY, a Delaware corporation (the “Co-Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”), the various institutions from time to time party to this Agreement as Lenders, BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents.

RECITALS:

A. The Company has requested the Lenders (as this and other capitalized terms are defined in Section 1.01) to provide (1) a credit facility under which revolving credit loans may be made to either Borrower denominated in either U.S. Dollars or Euros, letters of credit denominated in either U.S. Dollars or Euros may be issued for the account of the Company or any Subsidiary and swingline loans may be made by Bank of America to either Borrower denominated in either U.S. Dollars or Euros (such facility, the “USD Facility”) and (2) a separate credit facility under which revolving credit loans denominated in Euros may be made to the Company (the “EUR Facility”).

B. The Lenders are willing to provide such credit facilities.

The parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.01. Definitions. The following terms when used herein shall have the following meanings:

“6% Indenture” means the Indenture dated as of November 14, 2011 between the Company and Wells Fargo Bank, National Association, as Trustee, Registrar and Paying Agent.

“Additional Commitments” is defined in Section 2.01(b) hereof.

“Administrative Agent” means Bank of America, N.A., as contractual representative for itself and the other Lenders and any successor pursuant to Section 8.06 hereof.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.07 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” is defined in Section 7.06 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

“Agent Parties” is defined in Section 9.07(c) hereof.

“Applicable Margin” means, with respect to Loans, L/C Borrowings, and the commitment fees and Letter of Credit Fees payable under Section 2.13 hereof, the rates per annum determined in accordance with the following schedule:

Level	Debt Rating	Applicable Margin For Base Rate Loans And L/C Borrowings	Applicable Margin For Eurocurrency Loans And Letter of Credit Fee	Applicable Margin For Commitment Fee
I	≥ BBB+/Baa1	0.00%	1.00%	0.15%
II	= BBB/Baa2	0.25%	1.25%	0.20%
III	= BBB-/Baa3	0.50%	1.50%	0.25%
IV	= BB+/Ba1	0.75%	1.75%	0.30%
V	= BB/Ba2	1.00%	2.00%	0.35%
VI	≤ BB-/Ba3	1.50%	2.50%	0.40%

The credit ratings to be utilized for purposes of this definition are those assigned to the senior unsecured long term debt securities of the Company without third party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect (when first announced by the applicable rating agency) at the close of business on such date. If the ratings are split, the applicable pricing will be based upon the higher rating assigned by S&P or Moody’s; provided that if the rating differential is more than one notch, the applicable pricing will be based on a rating one notch lower than the higher rating.

If the rating system of S&P or Moody’s shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in Euros, the local time in the place of settlement for Euros as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application” means an application and agreement for the issuance or amendment of a Letter of Credit in a form satisfactory to the L/C Issuer.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., in their respective capacities as joint lead arrangers and joint book managers.

“Asset-Based Credit Agreement” means the U.S. $2,000,000,000 Senior Secured Asset-Based Credit Agreement, dated as of April 8, 2010, as amended by the First Amendment, dated as of June 2, 2011, among the Company, Lyondell Chemical Company, Equistar Chemicals, LP, Houston Refining LP, LyondellBasell Acetyls, LLC and each additional person from time to time party thereto as an additional borrower, the lenders and agents party thereto and Citibank, N.A., as administrative agent.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.09), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided pursuant to Section 3.01 hereof or on any update of any such list provided by a Borrower to the Administrative Agent, or any further or different officers of a Borrower so named by any Authorized Representative of such Borrower in a written notice to the Administrative Agent.

“Auto-Extension Letter of Credit” is defined in Section 2.02(b)(iii) hereof.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) LIBOR in effect on such day for a Borrowing of Eurocurrency Loans in U.S. Dollars with an Interest Period of one month (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a USD Revolving Loan bearing interest at a rate specified in Section 2.03(a) hereof. All Base Rate Loans shall be denominated in U.S. Dollars.

“Board of Directors” means, as to any Person, the board of directors, the supervisory board and/or the management board (as the context requires with respect to the Company), or the equivalent governing body (or, if such Person is a partnership or limited liability company, the board of directors or other governing body of the general partner of such Person or manager) or any duly authorized committee thereof.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto. References to “the Borrower” in connection with any Loan are references to the particular Borrower to which such Loan is made or to be made.

“Borrowing” means the total of Revolving Loans of a single Class and type advanced, continued for an additional Interest Period, or converted from a different type into such type on a single date and, in the case of Eurocurrency Loans, for a single Interest Period. Borrowings of Revolving Loans are made and maintained ratably from each of the Lenders according to their Percentages in the applicable Class. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new

Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.04(a) hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in The Netherlands and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in U.S. Dollars, any fundings, disbursements, settlements and payments in U.S. Dollars in respect of any such Eurocurrency Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, such day is also a day on which dealings in deposits in U.S. Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b) if such day relates to any interest rate settings as to a Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euro in respect of any such Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Loan, such day is also a TARGET Day.

“CAM” means the mechanism for the allocation and exchange of interests in Loans and other extensions of credit under the several Facilities and collections thereunder established under Section 6.05.

“CAM Exchange” means the exchange of the Lender’s interests provided for in Section 6.05.

“CAM Exchange Date” means the date (if any) on which the maturity of the Obligations shall have been accelerated pursuant to Section 6.02 or Section 6.03.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate U.S. Dollar Equivalent (determined by the Administrative Agent on the basis of Spot Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate U.S. Dollar Equivalent (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to such CAM Exchange Date.

“Capital Lease” means any lease of property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” is defined in Section 2.02(g) hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq.

“Change in Law” means the occurrence, after the date of this Agreement (or, with respect to any Lender who becomes a Lender pursuant to Section 2.01(b) hereof, such later date on which such Lender becomes a party to this Agreement), of any of the following: (a) the adoption of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Company or one of its Subsidiaries; or

(b) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company, other than by virtue of the imposition of a holding company, or the reincorporation of the Company in another jurisdiction, so long as the beneficial owners of the Voting Stock of the Company immediately prior to such transaction hold a majority of the voting power of the Voting Stock of such holding company or reincorporation entity immediately thereafter.

“Class” refers to the determination whether a Commitment, a Lender, a Loan or other matter relates to the EUR Facility or the USD Facility.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.01 shall be satisfied.

“Co-Borrower” is defined in the introductory paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a EUR Commitment or a USD Commitment.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means for any period, net income (or net loss) (before discontinued operations) plus the sum of (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) any non-cash losses or expenses from (i) any unusual, extraordinary or otherwise non-recurring items, (ii) any lower of cost or market inventory charges and any fixed or intangible asset or joint venture impairment charges, (iii) currency translation losses (net of any gains) (including any net loss resulting from hedges for currency exchange risk entered into in relation to Indebtedness) or (iv) stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or other stock-based compensation, (f) any fees, debt issuance and tender offer costs and commissions incurred in connection with this Agreement, any receivables financing, the issuance or refinancing or repurchase of notes, and any other issuance of Indebtedness and (g) in an amount not to exceed U.S. $50,000,000 in any fiscal quarter, cash restructuring and business optimization charges, and minus the sum of the amounts for such period of any non-cash income tax benefits and any non-cash income or gains from any unusual, extraordinary or otherwise non-recurring items, in each case determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP and in each case to the extent such amounts were included in the calculation of net income. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

“Consolidated Interest Expense” means the consolidated interest expense (net of interest income for such period) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing its consolidated net income, including, without limitation:

(a) amortization of original issue discount;

(b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued;

(c) net payments and receipts (if any) pursuant to interest rate hedging obligations;

(d) consolidated capitalized interest of the Company and its Subsidiaries for such period, whether paid or accrued; and

(e) the interest portion of any deferred payment obligation

but excluding, in each case, any fees, debt issuance and tender offer costs and commissions incurred in connection with this Agreement, any receivables financing, the issuance or refinancing or repurchase of notes and any other issuance of Indebtedness.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Tangible Assets” means the Total Assets of the Company and its Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of the Company and its Subsidiaries), in each case calculated in accordance with GAAP, provided, that in the event that the Company or any of its Subsidiaries assumes or acquires any assets in connection with the acquisition by the Company and its Subsidiaries of another Person subsequent to the date as of which the Consolidated Net Tangible Assets is being calculated (the “Balance Sheet Date”) but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred on or prior to the Balance Sheet Date.

“Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Lenders” is defined in Section 2.09(b) hereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Co-Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the advancing of any Loan or the making of any L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, or similar debtor relief Laws of the United States, The Netherlands or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which (a) constitutes an Event of Default or (b) would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform its obligation to fund any portion of its Loans, participations in L/C Obligations or participations in Swing Line Loans within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent, that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, participations in L/C Obligations or participations in Swing Line Loans, (d) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or direct or indirect parent company thereof by a Governmental Authority; provided, further, that if any

Lender becomes the subject of a precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision and applicable law requires that such appointment not be publicly disclosed, then such Lender shall only become a Defaulting Lender at the time the legal restriction on such public disclosure ceases to apply or such appointment becomes public knowledge, whichever occurs first; provided, however, that, in any such case, such action or appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Obligations” means all obligations of any Borrower with respect to (a) principal of and interest on the Loans (including the Swing Line Loans), (b) Unreimbursed Amounts and interest thereon and (c) all fees payable hereunder.

“Deutsche Bank” means Deutsche Bank AG New York Branch.

“disposed group” is defined in Section 5.11 hereof.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Swing Line Lender and the L/C Issuers, and (ii) unless an Event of Default under Section 6.01(a), (j) or (k) has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Subsidiaries.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any Hazardous Material or (c) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Law pertaining to (a) the protection of the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“EONIA” means, for any day, the Euro Over Night Index Average rate for the next preceding Business Day, as published by Reuters (or other commercially available source providing quotations of the Euro Over Night Index Average rate as designated by the Swing Line Lender from time to time) at approximately 7:00 p.m., Central European time, on such next preceding Business Day. If such rate is not available at such time for any reason, then EONIA for such day shall be the Overnight Rate for such day.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“EUR Commitment” means, as to any EUR Lender, the obligation of such Lender to make EUR Revolving Loans in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1(a) under the caption “EUR Commitment”, as the same may be modified from time to time pursuant to the terms of this Agreement.

“EUR Facility” is defined in the recitals to this Agreement.

“EUR Lender” means a Lender having a EUR Commitment or an Outstanding Amount under the EUR Facility.

“EUR Revolving Loan” is defined in Section 2.01(a) hereof.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Sublimit” means an amount equal to the lesser of the Total Commitments and U.S. $300,000,000. The Euro Sublimit is part of, and not in addition to, the Total Commitments.

“Eurocurrency Liabilities” is defined in Section 7.04(e) hereof.

“Eurocurrency Loan” means a Loan bearing interest at the rate specified in Section 2.03(b) hereof.

“Event of Default” means any event or condition identified as such in Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated, including gross margin taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or L/C Issuer, any U.S. federal or Netherlands withholding Taxes imposed on amounts payable to or for the account of such Lender or L/C Issuer with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender or L/C Issuer acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 7.06) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 9.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 9.01(e), (d) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code (or any successor provision) and (e) any withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 1(c).

“Existing Termination Date” is defined in Section 2.09(a) hereof.

“Extension Confirmation Date” is defined in Section 2.09(b) hereof.

“Extension of Termination Date Request” is defined in Section 2.09(a) hereof.

“Facility” means the EUR Facility or the USD Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) together with any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, the respective Fee Letters dated March 23, 2012 entered into by the Company, the Arrangers, Bank of America and Deutsche Bank in connection with this Agreement.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary of the Company which is organized under the Laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Percentage of the total L/C Obligations outstanding in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of the total Swing Line Loans of the Swing Line Lender outstanding other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” is defined in Section 2.01(c) hereof.

“GAAP” means generally accepted accounting principles as in effect in the United States as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of

Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Subsidiary of the Company listed in Schedule I or which is required to enter into a Guaranty pursuant to this Agreement, in each case for so long as it remains party to a Guaranty.

“Guaranty” means a Guaranty Agreement substantially in the form of Exhibit G.

“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Honor Date” is defined in Section 2.02(c)(i) hereof.

“Indebtedness” means, with respect to any Person:

(a) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) (x) evidenced by bonds, notes, debentures or similar instruments or (y) drawn under letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property (except any such balance that (1) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (2) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (3) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (iv) in respect of Capitalized Lease Obligations, or (v) representing any hedging obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and hedging obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (a) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, (b) deferred or prepaid revenues, (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, or (d) obligations under or in respect of a Qualified Receivables Financing.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, and Other Taxes.

“Indemnitee” is defined in Section 9.12(b) hereof.

“Information” is defined in Section 9.15 hereof.

“Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December, (b) with respect to each Eurocurrency Loan, the last day of each Interest Period applicable thereto, and if such Interest Period is longer than three months, each three-month anniversary of the first day of such Interest Period and (c) with respect to each Swing Line Loan, the maturity date thereof.

“Interest Period” means, as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months (or any other period of time not exceeding twelve months, if all Lenders confirm to the Administrative Agent that deposits of a corresponding maturity are available to them in the London interbank market) thereafter, as selected by the Borrower; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Termination Date.

“Investment Grade Status” exists as to any Person at any date if all senior long-term unsecured debt securities of such Person outstanding at such date which had been rated by S&P or Moody’s are rated BBB- or higher by S&P or Baa3 or higher by Moody’s, as the case may be, or if such Person does not have a rating of its long-term unsecured debt securities, then if the corporate credit rating of such Person, if any exists, from S&P is BBB- or higher or the issuer rating of such Person, if any exists, from Moody’s is Baa3 or higher.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company relating to any such Letter of Credit.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary but in which the Company or a Subsidiary has a direct or indirect equity or similar interest.

“Judgment Currency” is defined in Section 9.20 hereof.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and binding and enforceable agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each USD Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its USD Percentage. All L/C Advances shall be denominated in U.S. Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of USD Revolving Loans. All L/C Borrowings shall be denominated in U.S. Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, Deutsche Bank and any other Lender that may agree to issue Letters of Credit hereunder pursuant to an instrument in form satisfactory to the Company, such Lender and the Administrative Agent, in each case in its capacity as issuer of a Letter of Credit hereunder. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such affiliate with respect to Letters of Credit issued by such affiliate. References to “the L/C Issuer” in connection with any Letter of Credit are references to the particular L/C Issuer that issued or is requested to issue such Letter of Credit. Each Lender which is the issuer of an Existing Letter of Credit shall be an “L/C Issuer” with respect thereto, but shall have no obligation to amend or extend any Existing Letter of Credit or to issue any other Letter of Credit hereunder.

“L/C Issuer Sublimit” means, for each L/C Issuer, either (a) U.S. $350,000,000 or (b) such other amount as is agreed upon in writing, with notice given to the Administrative Agent, between such L/C Issuer and the Company.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means U.S. $700,000,000, as reduced pursuant to the terms hereof.

“Lender” means a EUR Lender or a USD Lender or both, as the context may require. Unless the context otherwise requires, references herein to a Lender or the Lenders shall include the Swing Line Lender in such capacity.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing to the Company and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Section 7.04 hereof or to avoid the unavailability of Eurocurrency Loans under Section 7.03 hereof, so long as such designation is not disadvantageous to the Lender.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft. Letters of Credit may be issued in Dollars or in Euros.

“Letter of Credit Expiration Date” means the first anniversary of the Termination Date of the L/C Issuer (or, if such day is not a Business Day, the next succeeding Business Day).

“Letter of Credit Fee” is defined in Section 2.13(b) hereof.

“Leverage Ratio” means, on any date, the ratio of Total Funded Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.01(a) or (b).

“LIBOR” means, for any Interest Period with respect to a Eurocurrency Loan, (a) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars or Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (b) if such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum equal to the average (rounded upwards to the nearest whole multiple of 1/16 of 1%) of the respective rates notified to the Administrative Agent by the Reference Banks as the rate at which they are offered U.S. Dollar or Euro deposits, two Business Days prior to the commencement of such Interest

Period in the London interbank market at or about 11:00 a.m. London time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurocurrency Loan of such Reference Bank to which such Interest Period applies.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Line Loan, whether outstanding as a Base Rate Loan or Eurocurrency Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Issuer Documents, the Guaranties, the Fee Letters and each other instrument or document to be executed or delivered by any Loan Party hereunder or thereunder or otherwise in connection therewith.

“Loan Party” means each Borrower and each Guarantor.

“Long-Dated Letter of Credit” means any Letter of Credit having an expiry date later than the fifth Business Day prior to the Termination Date (but in no event later than the Letter of Credit Expiration Date).

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with

Schedule 1(b).

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, property or financial condition of the Company and its Subsidiaries taken as a whole; or (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party.

“Material Plan” is defined in Section 6.01(h) hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Extension Notice Date” is defined in Section 2.02(b)(iii) hereof.

“Non-Guarantor Subsidiary” means a Subsidiary that is not a Guarantor.

“Non-Guarantor Subsidiary Debt” is defined in Section 5.10 hereof.

“Notes” means and includes the Revolving Notes and the Swing Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 7.06).

“Outstanding Amount” means (a) with respect to USD Revolving Loans on any date, the U.S. Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date, (b) with respect to EUR Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date, (c) with respect to Swing Line Loans on any date, the U.S. Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date, and (d) with respect to any L/C Obligations on any date, the U.S. Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Euros, the greater of (i) the rate of interest per annum at which overnight deposits in Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the London interbank market to major banks in such interbank market and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” is defined in Section 9.09(d) hereof.

“Participant Register” is defined in Section 9.09(d) hereof.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” is defined in Section 3.01(l) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender of either Class at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments of such Class represented by such Lender’s Commitment of such Class at such time, subject to Section 2.14(a)(iv). If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 6.02 or Section 6.03 or if the Total Commitments have expired, then the Percentage of each Lender shall be determined based on the Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or any other entity or organization.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person.

“Qualified Person” means an institution that is both (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933 and (b) both (i) a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940 and the rules promulgated thereunder and (ii) not formed for the purpose of acquiring an interest in this Agreement.

“Qualified Receivables Financing” means the securitization of accounts receivables and related assets of the Company and its Subsidiaries on customary market terms (including, without limitation, Standard Securitization Undertakings and a Receivables Repurchase Obligation) as determined in good faith by the Company to be in the aggregate commercially fair and reasonable to the Company and its Subsidiaries taken as a whole; provided, however, that the aggregate principal amount of Indebtedness under all Qualified Receivables Financings shall not exceed U.S. $2,000,000,000 at any one time outstanding.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Bank” means, initially, each of Bank of America and Deutsche Bank and/or such other bank or banks as may be appointed by the Administrative Agent in consultation with the Company (collectively, the “Reference Banks”).

“Register” is defined in Section 9.09(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Requested Termination Date” is defined in Section 2.09(a) hereof.

“Required Currency” is defined in Section 9.20 hereof.

“Required Lenders” means, as of the date of determination thereof, Lenders whose aggregate Commitments constitute more than 50% of the U.S. Dollar Equivalent of the Total Commitments, provided that if the Commitments are terminated pursuant to the terms of this Agreement, “Required Lenders” means as of the date of determination thereof, Lenders whose outstanding Loans and participating interests in Swing Line Loans and Letters of Credit constitute more than 50% of the U.S. Dollar Equivalent of the sum of the total outstanding Loans and participating interests in Swing Line Loans and Letters of Credit; provided further that the Commitment of, and the portion of the outstanding Loans and participating interests in Swing Line Loans and Letters of Credit held or deemed held by, any Defaulting Lender shall, so long as such Lender is a Defaulting Lender, be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” shall mean, with respect to any Person, any of the President, Chairman, Chief Executive Officer, Chief Operating Officer, Vice Chairman, any Executive Vice President, Chief Financial Officer, General Counsel, Chief Legal Officer, Treasurer or Assistant Treasurer, of such Person. Notwithstanding the foregoing, “Responsible Officer” also means any member of the Management Board of the Company and any person who has been appointed an attorney-in-fact by a resolution of the Management Board of the Company so long as the power of attorney granted by such resolution remains in effect.

“Restricted Payment” is defined in Section 5.12 hereof.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan or Swing Line Loan denominated in Euros, (ii) each date of a continuation of a Eurocurrency Loan denominated in Euros and (iii) each additional date as the Administrative Agent, at the request of the USD Required Lenders, or the Swing Line Lender shall determine; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Euros, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in Euros, and (iv) each additional date as the Administrative Agent, at the request of the USD Required Lenders or the L/C Issuer, shall determine.

“Revolving Loan” means a USD Revolving Loan or a EUR Revolving Loan.

“Revolving Note” means a promissory note made by a Borrower in favor of a Lender evidencing Revolving Loans made by such Lender to such Borrower, substantially in the form of Exhibit D-1.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in Euros, same day or other funds as may be determined by the Administrative Agent, or the Swing Line Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euros.

“SEC” means the Securities and Exchange Commission or any governmental agencies substituted therefor.

“Significant Subsidiary” means any Subsidiary that (a) is a Loan Party or (b) would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Spot Rate” means, for a currency, the rate determined by the Administrative Agent, any L/C Issuer, or the Swing Line Lender, as the case may be, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, the L/C Issuers, or the Swing Line Lender may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency, and provided further that the L/C Issuers or the Swing Line Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit or any Swing Line Loan denominated in Euros.

“Standard Securitization Undertakings” means representations, warranties, undertakings, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary which the Company has determined in good faith to be customary in a Qualified Receivables Financing.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity, or (c) with respect to the Company, for so long as the Company or any of its Subsidiaries, individually or in the aggregate, has at least a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakte VOF, Lyondell Bayer Manufacturing Maasvlakte VOF. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Successor Loan Party” is defined in Section 5.11(b) hereof.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” and “Swing Line Loans” each is defined in Section 2.11(a) hereof.

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.11(b), which, if in writing, shall be substantially in the form of Exhibit A and appropriately completed and signed by an Authorized Representative of the Borrower.

“Swing Line Sublimit” means (a) with respect to Swing Line Loans denominated in U.S. Dollars, U.S. $75,000,000 and (b) with respect to Swing Line Loans denominated in Euros, U.S. $65,000,000; provided that the amounts specified in clauses (a) and (b) are incremental to each other and may be modified from time to time by agreement between the Company and the Swing Line Lender.

“Swing Note” means a promissory note made by a Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit D-2.

“Syndication Agent” means Deutsche Bank Securities Inc.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminating Lender” is defined in Section 2.09(a) hereof.

“Termination Date” means May 4, 2017, or such earlier date on which the Commitments are terminated in whole pursuant to Section 2.10, 6.02 or 6.03 hereof, or such later date as shall be agreed to by a Lender pursuant to the provisions of Section 2.09.

“Total Assets” means the total consolidated assets of the Company and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Closing Date, as shown on the most recent balance sheet required to be delivered pursuant to Section 5.01.

“Total Commitments” means the Total EUR Commitments plus the Total USD Commitments.

“Total EUR Commitments” means, at any time, the aggregate amount of the EUR Commitments at such time.

“Total EUR Outstandings” means the aggregate Outstanding Amount of all EUR Revolving Loans.

“Total Funded Debt” means, at any time the same is to be determined, Indebtedness of the type set forth in clauses (a)(i) through (iv) and, to the extent it relates to Indebtedness of such type, clauses (b) and (c) of the definition thereof, of the Company and its Subsidiaries at such time, if and to the extent it would appear as a liability upon the consolidated balance sheet (excluding the footnotes thereto) of the Company and its Subsidiaries prepared in accordance with GAAP.

“Total Outstandings” means the Total EUR Outstandings plus the Total USD Outstandings.

“Total USD Commitments” means, at any time, the aggregate amount of the USD Commitments at such time.

“Total USD Outstandings” means the aggregate Outstanding Amount of all USD Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Trade Date” is defined in Section 9.09(b)(i)(B) hereof.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unreimbursed Amount” is defined in Section 2.02(c)(i) hereof.

“Unused Commitments” means, at any time with respect to either Class, the difference between the Total Commitments of such Class at such time and the Total Outstandings of such Class at such time.

“USD Commitment” means, as to any USD Lender, the obligation of such Lender to make USD Revolving Loans denominated in U.S. Dollars and/or Euros and to participate in Swing Line Loans and Letters of Credit in an aggregate Outstanding Amount at any one time outstanding not to exceed the amount set forth such Lender’s name on Schedule 1(a) under the caption “USD Commitment”, as the same may be modified from time to time pursuant to the terms of this Agreement.

“USD Facility” is defined in the recitals to this Agreement.

“USD Lender” means a Lender having a USD Commitment or an Outstanding Amount under the USD Facility.

“USD Obligations” means Obligations owing to the USD Lenders or otherwise in respect of the USD Facility.

“USD Percentage” means, with respect to any USD Lender, its Percentage in respect of the USD Facility.

“USD Required Lenders” means Required Lenders determined as if the USD Facility were the only credit facility under this Agreement.

“USD Revolving Loan” is defined in Section 2.01(a) hereof.

“U.S. Dollars” and “U.S. $” each means the lawful currency of the United States of America.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in Euros, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with Euros.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 9.01(e)(ii)(B)(III).

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

Section 1.02. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to New York, New York time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 1.03. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 4.04 hereof and such change shall result in a change in the calculation of any financial covenant, requirement, standard or term found in this Agreement, either the Company or the Required Lenders may by notice to the Lenders and the Company, respectively, require that the Lenders and the Company negotiate in good faith to amend such covenant, requirement, standard and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same as if such change had not been made. No delay by the Company or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.03, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Obligations relating to a lease that was accounted for by a Person as an operating lease before such change in GAAP and any similar lease entered into after such change in GAAP shall be accounted for as obligations relating to an operating lease and not as a capital lease.

Section 1.04. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the U.S. Dollar Equivalent of the amount of such Letter of Credit available to be drawn at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the difference of (a) the U.S. Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time less (b) the U.S. Dollar Equivalent of any amounts drawn or otherwise not available to be drawn under such Letter of Credit and not reinstated or available to be reinstated, whether by automatic increase or otherwise.

Section 1.05. Exchange Rates. (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the U.S. Dollar Equivalent of the aggregate outstanding amounts of Loans denominated in Euros and shall provide notice of the same to the Borrowers. The L/C Issuer shall determine the Spot Rate as of each Revaluation Date to be used for calculating the U.S. Dollar Equivalent of the L/C Obligations in respect of Letters of Credit issued by it and denominated in Euros and shall provide notice of the same to the Administrative Agent and the Company. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next applicable Revaluation Date to occur.

(b) For purposes of determining compliance with any U.S. Dollar denominated restriction on the incurrence of Indebtedness or the granting of Liens, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was first committed; or if any such Indebtedness is subject to a hedge agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such hedge agreement; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Section 1.06. References to Agreements, Laws, etc.. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, supplements, modifications, extensions, restructurings, renewals, restatements, refinancings or replacements in whole or in part, but only to the extent that such amendments, supplements, modifications, extensions, restructurings, renewals, restatements, refinancings or replacements are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE 2

THE CREDIT FACILITIES

Section 2.01. Revolving Credit Facilities. (a) Revolving Loans. Prior to the Termination Date, (i) each USD Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “USD Revolving Loan” and, collectively, the “USD Revolving Loans”) in U.S. Dollars and/or Euros to the Borrowers from time to time in an aggregate outstanding U.S. Dollar Equivalent up to the amount of such Lender’s USD Commitment; provided, however, that after giving effect to any such Borrowing (1) the Total USD Outstandings shall not exceed the Total USD Commitments in effect at such time, (2) the aggregate Outstanding Amount of the USD Revolving Loans of any USD Lender, plus such Lender’s USD Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s USD Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s USD Commitment, (3) the aggregate Outstanding Amount of USD Revolving Loans and Swing Line Loans denominated in Euros shall not exceed the Euro Sublimit and (4) until such time (if any) as the Company will have duly authorized the borrowing of the full amount of the Total Commitments and furnished to the Administrative Agent supplemental evidence of such authorization, the U.S. Dollar Equivalent of the Total Outstandings shall not exceed U.S. $2,000,000,000; and (ii) each EUR Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “EUR Revolving Loan” and, collectively, the “EUR Revolving Loans”) in Euros to the Company from time to time in an aggregate Outstanding Amount up to the amount of such Lender’s EUR Commitment; provided, however, that after giving effect to any such Borrowing (1) the Total EUR Outstandings shall not exceed the Total EUR Commitments in effect at such time, (2) the aggregate Outstanding Amount of the EUR Revolving Loans of any EUR Lender shall not exceed such Lender’s EUR Commitment and (3) until such time (if any) as the Company will have duly authorized the borrowing of the full amount of the Total Commitments and furnished to the Administrative Agent supplemental evidence of such authorization, the U.S. Dollar Equivalent of the Total Outstandings shall not exceed U.S. $2,000,000,000. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages of the applicable Class. As provided in Section 2.04(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans denominated in U.S. Dollars be either Base Rate Loans or Eurocurrency Loans. All Loans denominated in Euros shall be Eurocurrency Loans. Revolving Loans may be repaid and reborrowed before the Termination Date, subject to the terms and conditions hereof. Without limitation of the foregoing, any Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) Commitment Increases. The Company shall be entitled, from time to time, to request that the Total Commitments be increased to an aggregate amount not to exceed the U.S. Dollar Equivalent of Two Billion Five Hundred Million Dollars (U.S. $2,500,000,000) (such additional Commitments are referred to herein as the “Additional Commitments”); provided that (i) at such time, no Default or Event of Default then exists and is continuing, (ii) any such increase shall be in a minimum U.S. Dollar Equivalent of U.S. $25,000,000, (iii) no Lender shall be obligated to increase such Lender’s Commitment without such Lender’s written consent, which may be withheld in such Lender’s sole discretion, (iv) any Person providing any Additional Commitment shall be an Eligible Assignee (if such Person is not already a Lender) and (v) the Company and, if required, each other applicable Loan Party will have duly authorized such increase in the Total Commitments and the Administrative Agent shall have received evidence reasonably satisfactory to it of such due authorization. Any Additional Commitments may be USD Commitments or EUR Commitments as the Company and the Lenders providing the same may agree. In connection with any such increase in the Total Commitments the parties shall execute any documents reasonably requested in connection with or to evidence such increase, including without limitation, an amendment to this Agreement.

(c) Adjustments. On the date (“Funding Date”) of any increase in the Total Commitments permitted by this Agreement, which date shall be designated by the Administrative Agent, each Lender who has an Additional Commitment shall fund to the Administrative Agent such amounts as may be required to cause each such Lender to hold its applicable Percentage of Revolving Loans of each Class based upon the Commitments of each Class as of such Funding Date (after giving effect to the Commitment increases so funded), and the Administrative Agent shall distribute the funds so received to the other Lenders in such amounts as may be required to cause each of them to hold its applicable Percentage of Revolving Loans of such Class as of such Funding Date. The Lenders receiving such amounts to be applied to Eurocurrency Loans may demand payment of the breakage costs under Section 7.01 hereof as though the Borrower had elected to prepay such Eurocurrency Loans on such date and the Borrower shall pay the amount so demanded as provided in Section 7.01. The first payment of interest and Letter of Credit Fees received by the Administrative Agent after such Funding Date shall be paid to the Lenders in amounts adjusted as necessary to reflect any adjustments of their respective Percentages as of the Funding Date. On any Funding Date with respect to USD Commitments, each USD Lender shall be deemed to have either sold or purchased, as applicable, a participating interest in Swing Line Loans, L/C Obligations and L/C Borrowings so that upon consummation of all such sales and purchases each USD Lender, other than the Lender acting as the Swing Line Lender or the L/C Issuer, as the case may be, holds an undivided participating interest in each Swing Line Loan, each Letter of Credit and each L/C Borrowing equal to such Lender’s USD Percentage as of such Funding Date.

Section 2.02. Letters of Credit. (a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the USD Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Closing Date until the Termination Date, to issue Letters of Credit denominated in U.S. Dollars or in Euros for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the USD Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total USD Outstandings shall not exceed the Total USD Commitments, (x) the aggregate Outstanding Amount of the USD Revolving Loans of any USD Lender, plus such Lender’s USD Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s USD Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such

Lender’s USD Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit and (z) the aggregate Outstanding Amount of the L/C Obligations in respect of the Letters of Credit issued by the L/C Issuer shall not exceed such L/C Issuer’s L/C Issuer Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto on the Closing Date, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.02(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the USD Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all USD Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than U.S. $100,000, in the case of a commercial Letter of Credit, or U.S. $100,000, in the case of a standby Letter of Credit; or

(D) a default of any Lender’s obligations to fund under Section 2.04(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s Fronting Exposure with respect to such Lender.

(iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of an Application, appropriately completed and signed by an Authorized Representative of the Company. Such Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may reasonably agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may, in its reasonable discretion, deem necessary.

(ii) Promptly after receipt of any Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Company, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s USD Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided further that such L/C Issuer shall provide notice to the Company at least 30 days prior to such Non-Extension Notice Date if such L/C Issuer determines not to extend an Auto-Extension Letter of Credit. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.02(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a drawing under a Letter of Credit denominated in Euros, the L/C Issuer shall notify the Company of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than

(x) 12:30 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) if the Company shall have received notice of such payment prior to 10:00 a.m. on such date or (y) if such notice has not been received by the Company prior to such time on the Honor Date, then 12:30 p.m. on the Business Day immediately following the day that the Company receive such notice, the Company shall reimburse the L/C Issuer in U.S. Dollars in an amount equal to the amount of such drawing or the U.S. Dollar Equivalent so notified to it, as applicable. If the Company fails to so reimburse the L/C Issuer by such time, such L/C Issuer shall notify the Administrative Agent, and the Administrative Agent shall promptly notify each USD Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in U.S. Dollars in the amount of the U.S. Dollar Equivalent thereof in the case of a Letter of Credit denominated in Euros) (the “Unreimbursed Amount”), and the amount of such Lender’s USD Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.05 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total USD Commitments and the conditions set forth in Section 3.02 (other than the delivery of notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each USD Lender shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in U.S. Dollars, at the Administrative Agent’s Office for U.S. Dollar-denominated payments in an amount equal to its USD Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of this Section 2.02(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in U.S. Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the sum of 2% plus the Applicable Margin plus the Base Rate. In such event, each USD Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.

(iv) Until each USD Lender funds its Base Rate Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s USD Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each USD Lender’s obligation to make L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.02(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Company of notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any USD Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to such Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any USD Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its USD Percentage thereof in U.S. Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned under any of the circumstances described in Section 9.14 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each USD Lender shall pay to the Administrative Agent for the account of the L/C Issuer its USD Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the USD Lenders under this clause shall survive the payment in full of the USD Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) without limitation of the second proviso set forth in Section 2.02(f), any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable for (i) any action taken or omitted in connection herewith at the request or with the approval of the USD Lenders or the USD Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.02(e); provided further, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence in determining whether a presentation by the beneficiary under a Letter of Credit complied with the terms and conditions of such Letter of Credit or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) At any time that there shall exist a Defaulting Lender, within two Business Days after the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(ii) Subject to receipt of request therefor in accordance with the third sentence of this paragraph (ii), on the 91st day prior to the Termination Date (or, if such day is not a Business Day, on the next preceding Business Day), the Company shall Cash Collateralize the then Outstanding Amount of all Long-Dated Letters of Credit. Thereafter, simultaneously with the issuance of any Long-Dated Letter of Credit, the Company shall Cash Collateralize the U.S. Dollar Equivalent of the face amount of such Letter of Credit. The L/C Issuer, if it desires Cash

Collateral to be provided on the dates specified in the preceding provisions of this paragraph (ii), shall provide notice to such effect to the Company not later than the 120th day prior to the Termination Date (or, if no Long-Dated Letters of Credit are then outstanding from such L/C Issuer, on the first subsequent date of issuance by it of any Long-Dated Letter of Credit). If no such request is made, then the Cash Collateral contemplated by this paragraph (ii) shall be provided by the Company on the fifth Business Day prior to the Termination Date, without any requirement of request or demand therefor by any party hereto.

(iii) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds the L/C Sublimit then in effect, or that the Outstanding Amount of all L/C Obligations in respect of Letters of Credit issued by any L/C Issuer at such time exceeds its L/C Issuer Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the applicable L/C Obligations in an amount equal to the amount by which the Outstanding Amount of such L/C Obligations exceeds the L/C Sublimit or the L/C Issuer Sublimit, as the case may be; provided that if such excess arises as a result of an increase in the U.S. Dollar Equivalent of amounts of L/C Obligations denominated in Euros due to fluctuations in the exchange rate, then the Company shall not be obligated to Cash Collateralize such excess under this clause (ii) unless the applicable amount of outstanding L/C Obligations is 105% or more of the L/C Sublimit or the L/C Issuer Sublimit, as the case may be (but any such required Cash Collateralization shall be in the full amount of any such excess over 100% of the L/C Sublimit or the L/C Issuer Sublimit).

(iv) Sections 6.02 and 6.03 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.02 and Sections 2.14, 6.02 and 6.03, “Cash Collateralize” means (x) to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances aggregating an amount equal to the L/C Obligations (or such lower amount as agreed by all relevant L/C Issuers), pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders) or (y) to provide backstop arrangements for the L/C Obligations reasonably acceptable to the L/C Issuer. Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America, for the benefit of the Lenders and the L/C Issuers.

(v) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided hereunder in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein. If the Company is required to provide Cash Collateral hereunder, such Cash Collateral, together with any interest earned thereon (to the extent not applied as aforesaid), shall be returned to the Company within three Business Days after the event or condition giving rise to such requirement has been cured or waived or is otherwise no longer in existence.

So long as any Cash Collateral required by the foregoing provisions of this Section 2.02(g) shall have been provided in accordance with the terms of this Section 2.02(g) and no Default is existing as of the Termination Date, the risk participations of the USD Lenders in any outstanding Letters of Credit shall terminate on the Termination Date, and any Letter of Credit Fees with respect thereto shall thereafter accrue for the sole account of the L/C Issuer. Notwithstanding anything herein to the contrary, upon the termination of the risk participations of the USD Lenders in any outstanding Letters of Credit in accordance with the terms of this Section 2.02(g), the Administrative Agent shall deliver the Cash Collateral then held by it to the L/C Issuer thereafter to be held by such L/C Issuer for its own exclusive benefit and the security interest of the other Lenders in such Cash Collateral shall terminate at such time.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.03. Applicable Interest Rates. (a) Base Rate Loans. Subject to the provisions of clause (d) below, each Base Rate Loan shall bear interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual days elapsed) on the unpaid principal amount of such Loan from the date such Loan is advanced or created by conversion from a Eurocurrency Loan until the Termination Date (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on each Interest Payment Date and on the Termination Date (whether by acceleration or otherwise).

(b) Eurocurrency Loans. Subject to the provisions of clause (d) below, each Eurocurrency Loan shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until the Termination Date (whether by acceleration or otherwise) at a rate per annum equal to the sum of (i) the Applicable Margin plus (ii) LIBOR applicable for such Interest Period plus (iii) (in the case of a Eurocurrency Loan of any Lender (x) which is lent from a Lending Office in the United Kingdom or a Participating Member State and (y) as to which such Lender shall have notified the Borrower and the Administrative Agent prior to the commencement of such Interest Period that an additional amount is due to it pursuant to this clause (iii)) the Mandatory Cost, payable in arrears on each Interest Payment Date and on the Termination Date (whether by acceleration or otherwise).

(c) Swing Line Loans. Subject to the provisions of clause (d) below, each Swing Line Loan shall bear interest (computed on the basis of (x) a year of 365 or 366 days, as applicable, and the actual days elapsed, in the case of a Swing Line Loan denominated in U.S. Dollars and (y) a year of 360 days and the actual days elapsed, in the case of a Swing Line Loan denominated in Euros) on the unpaid principal amount of such Loan from the date such Loan is advanced until the Termination Date (whether by acceleration or otherwise) at a rate per annum equal to (x) for each Swing Line Loan denominated in U.S. Dollars, the rate applicable to Base Rate Loans and (y) for each Swing Line Loan denominated in Euros, the sum of (i) EONIA for each day plus (ii) the Applicable Margin for Eurocurrency Loans plus (iii) (in the case of a Swing Line Loan of the Swing Line Lender (A) which is lent from a Lending Office in the United Kingdom or a Participating Member State and (B) as to which such Swing Line Lender shall have notified the Borrower and the Administrative Agent prior to the making of such Loan that an additional amount is due to it pursuant to this clause (iii)) the Mandatory Cost. Such interest shall be payable in arrears on each Interest Payment Date and on the Termination Date (whether by acceleration or otherwise).

(d) Default Rate. Any overdue principal of or interest on any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to 2.0% plus the rate otherwise applicable to such Loan as provided in this Section 2.03.

(e) Rate Determinations. Each Reference Bank agrees, if requested by the Administrative Agent, to furnish to the Administrative Agent timely information to the Administrative Agent for the purpose of determining LIBOR. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of LIBOR and of any change in the Base Rate or Applicable Margin. Each determination of an interest rate by the Administrative Agent or the Swing Line Lender, as applicable, pursuant to any provision of this Agreement shall be conclusive and binding except in the case of manifest error. The Administrative Agent shall, upon the request of the Company, deliver to the Company a statement showing the quotations from the Reference Banks used by the Administrative Agent in determining any interest rate pursuant to this Section 2.03.

Section 2.04. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. Each Borrowing of Revolving Loans, each conversion of USD Revolving Loans from Base Rate Loans to Eurocurrency Loans and Eurocurrency Loans to Base Rate Loans, and each continuation of Eurocurrency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone and promptly confirmed in writing, substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Each such notice must be received by the Administrative Agent by no later than 12:00 noon: (i) at least four Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of or continuation of Eurocurrency Loans denominated in Euros, (ii) at least three Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in U.S. Dollars and (iii) on the date the Borrower requests the Lenders to advance a Borrowing of or conversion to Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, which existing Revolving Loans are to be continued or converted, the Class and type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and Interest Period applicable thereto. Each Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any Person the Administrative Agent in good faith believes is an Authorized Representative of such Borrower without the necessity of independent investigation (the Company hereby indemnifying the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of the applicable Class of any notice from the Borrower received pursuant to Section 2.04(a) above and, if such notice requests such Lenders to make Eurocurrency Loans, the Administrative Agent shall give notice to the Borrower and each such Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination in accordance with the provisions of this Agreement and, if any such USD Borrowing is denominated in Euros, shall give notice by such means to the Borrower and such Lender of the initial U.S. Dollar Equivalent thereof.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions; Defaults. Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurocurrency Loans denominated in U.S. Dollars before the last day of its then current Interest Period within the period required by Section 2.04(a) or, whether or not such notice has been given, an Event of Default has occurred and is continuing and the Administrative Agent at the request of the Required Lenders notifies the Borrower such conversions shall not be permitted, and such Borrowing is not prepaid in accordance with Section 2.07(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. If the Borrower fails to give proper notice of the continuation of any outstanding Borrowing of Eurocurrency Loans denominated in Euros before the last day of its then current Interest Period within the period required by Section 2.04(a) and has not notified the Administrative Agent within the period required by Section 2.07(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurocurrency Loans in Euros with an Interest Period of one month.

(d) Disbursement of Loans. Not later than 2:00 p.m. on the date of any requested advance of a new Borrowing, subject to Article 3 hereof, each Lender of the applicable Class shall make available its Loan comprising part of such Borrowing in Same Day Funds at the Administrative Agent’s Office, except that if such Borrowing is denominated in Euros each Lender shall, subject to Article 3 hereof, make available its Loan comprising part of such Borrowing at such account with such financial institution as the Administrative Agent has previously specified in a notice to each such Lender, in Same Day Funds and no later than 12:00 noon London time on the date requested for such Borrowing. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at such account with such financial institution as the Administrative Agent has previously agreed to with the Borrower in the type of funds received by the Administrative Agent from the Lenders.

(e) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Revolving Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.04 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by this Section 2.04) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (1) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (2) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loan. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.12(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.12(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.12(c).

Section 2.05. Minimum Borrowing Amounts; Maximum Eurocurrency Loans . Each Borrowing of Revolving Loans denominated in U.S. Dollars shall be in an amount not less than U.S. $5,000,000 or a larger multiple of U.S. $1,000,000. Each Borrowing of Revolving Loans denominated in Euros shall be in an amount not less than €5,000,000 or a larger multiple of €1,000,000. Without the Administrative Agent’s consent, there shall not be more than twelve (12) Borrowings of Eurocurrency Loans outstanding hereunder at any one time.

Section 2.06. Repayment of Loans. (a) The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Revolving Loans, together with interest thereon, outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan, together with interest thereon, on the Termination Date of the Swing Line Lender.

Section 2.07. Prepayments. (a) Voluntary. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Revolving Loans in whole or in part without premium or penalty (except as set forth in Section 7.01); provided that (i) such notice must be received by the Administrative Agent no later than 11:00 a.m. (x) three Business Days prior to any date of prepayment of Eurocurrency Loans denominated in U.S. Dollars, (y) four Business Days prior to any date of prepayment of Eurocurrency Loans denominated in Euros, or (z) on the date of prepayment of Base Rate Loans, (or, in each case, such shorter period of time then agreed to by the Administrative Agent), (ii) any prepayment of Revolving Loans denominated in U.S. Dollars shall be in a principal amount not less than U.S. $5,000,000, and (iii) any prepayment of Revolving Loans denominated in Euros shall be in a principal amount not less than €5,000,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Loans to be prepaid. Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 7.01.

The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., in the case of any Swing Line Loans denominated in U.S. Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Swing Line Loan denominated in Euros, on the date of the prepayment and (ii) any such prepayment shall be in a minimum U.S. Dollar Equivalent of U.S. $100,000. Each such notice shall specify the date and amount of such prepayment.

If notice of prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) The Borrowers shall, on each date the Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and Swing Line Loans and, if necessary, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the Total Outstandings of each Class to the amount to which the Total Commitments of such Class have been so reduced.

(ii) If at any time the Total Outstandings of either Class shall be in excess of the Total Commitments of such Class then in effect, the Borrowers shall, within four Business Days of the date of receipt of notice thereof from the Administrative Agent at the request of any Lender, pay over the amount of the excess to the Administrative Agent for the account of the Lenders of such Class as and for a mandatory prepayment on such Obligations, with each such prepayment first (but only in the case of a prepayment in respect of the USD Facility) to be applied to the Swing Line Loans then outstanding until payment in full thereof, with any remaining balance to be applied to the Revolving Loans then outstanding until payment in full thereof, with any remaining balance to be held by the Administrative Agent as Cash Collateral for the L/C Obligations, provided that if the U.S. Dollar Equivalent of amounts of Credit Extensions under the USD Facility denominated in Euros has increased as a result of fluctuations in the exchange rate applicable to Euros such that the Total USD Outstandings exceed the Total USD Commitments as then in effect, then the Borrower shall not be obligated to make a prepayment or payover under this clause (ii) unless the amount of Total USD Outstandings is 105% or more of the Total USD Commitments (but any such required prepayment or payover shall be in the full amount of any such excess over 100% of the Total USD Commitments).

(iii) Unless the Borrowers otherwise direct, prepayments of Revolving Loans under this Section 2.07(b) in U.S. Dollars shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurocurrency Loans denominated in U.S. Dollars in the order in which their Interest Periods expire and prepayments made in Euros under this Section 2.07(b) shall be applied to Borrowings in Euros in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.07(b) shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 7.01 hereof. Cash Collateralization of L/C Obligations shall be made in accordance with Section 2.02(f) hereof. The Administrative Agent will promptly advise each Lender of the applicable Class of any notice of prepayment it receives from the Borrowers.

Section 2.08. Payments. (a) Place of Payments. All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder and the other Loan Documents, shall be made by such Borrower to the Administrative Agent by no later than 2:00 p.m. on the due date thereof at the Administrative Agent’s Office (or such other location as the Administrative Agent may designate to such Borrower) or, if such payment is to be made in Euros, no later than 12:00 noon, London time, at such account with such financial institution as the Administrative Agent has previously specified in a notice to such Borrower for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Same Day Funds at the place of payment. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans ratably to the applicable Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b) Funding by Borrower. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice given by the Administrative Agent with respect to any amount owing under this Section 2.08 shall be conclusive, absent manifest error.

(c) Application of Payments. Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 6.02 and 6.03 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) due and payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) due and payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or L/C Issuer)) and amounts payable under Section 7.04, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the ratable accounts of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(d) Notwithstanding any other provision of this Agreement, the Co-Borrower shall be solely liable in respect of Credit Extensions made to, or on behalf of, the Co-Borrower, together with all interest, costs, fees, expenses, taxes, and indemnities related to such Credit Extensions, and shall not be liable, jointly with the Company or otherwise, in respect of any Credit Extensions made to, or on behalf of, the Company, or any interest, costs, fees, expenses, taxes, and indemnities related to such Credit Extensions.

Section 2.09. Extension Of Termination Date. (a) So long as no Event of Default has occurred and is continuing, the Company may request, in a notice given as herein provided and substantially in the form attached hereto as Exhibit E or in such other form as shall be acceptable to the Administrative Agent (the “Extension of Termination Date Request”) to the Administrative Agent, who shall promptly forward such notice to each of the Lenders, not less than 30 days and not more than 90 days prior to each anniversary of the Closing Date, that the then-applicable Termination Date (the “Existing Termination Date”) be extended to the date that is one year after such Existing Termination Date (each such date, the “Requested Termination Date”); provided that the Company may request such an extension no more than two times. Each Lender, acting in its sole discretion, shall, not later than a date 20 days after its receipt of any such notice from a Borrower, notify the Company and the Administrative Agent in writing of its election to extend or not to extend the Existing Termination Date with respect to its Commitment. Any Lender which shall not timely notify the Company and the Administrative Agent of its election to extend the Existing Termination Date shall be deemed not to have elected to extend the Existing Termination Date with respect to its Commitment (any Lender who timely notifies the Company and the Administrative Agent of an election not to extend or fails to timely notify the Company and the Administrative Agent of its election being referred to as a “Terminating Lender”). No Lender shall have any obligation to extend the Existing Termination Date without such Lender’s written consent, which may be withheld in such Lender’s sole discretion.

(b) If and only if the Required Lenders shall have agreed in writing during the 20 day period referred to in Section 2.09(a) to extend the Existing Termination Date, then (i) the Commitments of the Lenders other than Terminating Lenders (the “Continuing Lenders”) shall, subject to the other provisions of this Agreement, be extended to the Requested Termination Date specified in the Extension of Termination Date Request from the Company, and as to such Lenders the term “Termination Date”, as used herein, shall on and after the date as of which the requested extension is effective mean such Requested Termination Date, provided that if such date is not a Business Day, then such Requested Termination Date shall be the next preceding Business Day and (ii) the Commitments of the Terminating Lenders shall continue until the then-applicable Existing Termination Date, and shall then terminate, and as to the Terminating Lenders, the term “Termination Date”, as used herein, shall continue to mean such Existing Termination Date. The Administrative Agent shall promptly notify (A) the Lenders and the Borrowers of any extension of any Existing Termination Date pursuant to this Section 2.09 and (B) the Company and the Lenders of any Lender which becomes a Terminating Lender (the date of such notification being referred to herein as the “Extension Confirmation Date”).

(c) As a condition precedent to any such extension of the Termination Date on the Extension Confirmation Date, the Administrative Agent shall have received a certificate of the Company dated as of the Extension Confirmation Date and signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by the Company approving or consenting to such extension, and (ii) certifying that (A) before and after giving effect to such extension, the representations and warranties contained in Article 4 are true and correct in all material respects on and as of the Extension Confirmation Date, except to the extent that such representations and warranties specifically refer to an earlier date, and (B) before and after giving effect to such extension, no Default or Event of Default has occurred and is continuing or will result therefrom.

(d) In the event that the Termination Date shall have been extended for the Continuing Lenders in accordance with Section 2.09(b) above and, in connection with such extension, there are Terminating Lenders, the Company may, at its own expense and in its sole discretion and prior to the then-applicable Existing Termination Date, require any Terminating Lender to transfer and assign, without recourse (in accordance with Section 9.08) all or part of its interests, rights and obligations under this Agreement to an assignee (which assignee may be another Lender, if another Lender accepts such assignment) that shall assume such assigned obligations and that shall agree that its Commitment will expire on the Termination Date in effect for Continuing Lenders pursuant to Section 2.09(b); provided, however, that (i) the Company shall have received the prior written consent (which consents shall not unreasonably be withheld or delayed) of each L/C Issuer and the Swing Line Lender and, in the case of an assignee that is not a Lender, of the Administrative Agent, (ii) the assigning Lender shall have received from the Company, the Co-Borrower or such assignee full payment in immediately available funds of the principal of and interest accrued to the date of such payment on the Loans made by it hereunder to the extent that such Loans are subject to such assignment and all other amounts owed to it hereunder, and (iii) if the assigning Lender is an L/C Issuer, it shall have received cash collateral as required by Section 2.09(f) or it shall have entered into other arrangements with the Company that are satisfactory to such L/C Issuer with respect to any outstanding Letters of Credit issued by it. Any such assignee’s initial Termination

Date shall be the Termination Date in effect for the Continuing Lenders at the time of such assignment. Any assignee which becomes a Lender as a result of such an assignment made pursuant to this Section 2.09(d) shall be deemed to have consented to the applicable Extension of Termination Date Request and, therefore, shall not be a Terminating Lender.

(e) Each Borrower shall repay in full all Revolving Loans owed by it to any Terminating Lender on the Existing Termination Date, with accrued interest and all other amounts then due and owing thereon, on or before the Existing Termination Date with respect to such Terminating Lender.

(f) In the event that any L/C Issuer is a Terminating Lender, the provisions of Section 2.02(g) shall apply with respect to such L/C Issuer as if the Existing Termination Date were the Termination Date.

(g) Each Continuing Lender shall automatically (without any further action) and ratably acquire on the Existing Termination Date the Terminating Lender’s participations in Letters of Credit and Swing Line Loans, in an amount equal to such Continuing Lender’s Commitment Percentage of the amount of such participations but only to the extent that such acquisition does not cause, with respect to any Continuing Lender, the aggregate unpaid principal amount of all Revolving Loans of such Lender, plus such Lender’s Percentage of the L/C Obligations then outstanding, plus such Lender’s Percentage of the aggregate principal amount of all Swing Line Loans then outstanding, to exceed such Continuing Lender’s Commitments as in effect at such time.

(h) If the acquisition of the Terminating Lender’s participations in Letters of Credit and Swing Line Loans described in the preceding clause (g) cannot, or can only partially, be effected, the Borrower shall make any prepayments and provide all Cash Collateral required pursuant to Section 2.07(b). The amount of Cash Collateral provided by the Borrower in accordance with this clause (h) shall reduce the Terminating Lenders’ Percentage of the outstanding amount of L/C Obligations (after giving effect to any partial acquisition pursuant to the preceding clause (g)) on a pro rata basis; and on the Existing Termination Date, each Terminating Lender’s Commitment to make Revolving Loans, purchase participations in Swing Line Loans, and purchase participations in L/C Obligations with respect to Letters of Credit issued after its Existing Termination Date shall terminate.

(i) Notwithstanding the foregoing, any extension of any Termination Date pursuant to this Section 2.09 and any release of a Terminating Lender’s obligations in respect of outstanding L/C Obligations and Swing Line Loans shall not be effective with respect to any Lender unless:

(i) the Borrowers shall have made all payments required pursuant to clause (e) of this Section 2.09 and Section 2.07(b);

(ii) the Administrative Agent shall have received any Cash Collateral required to be paid by the Borrowers pursuant to Section 2.02(g) and Section 2.07(b); and

(iii) each L/C Issuer shall have received such cash collateral as is required to be paid by the Company pursuant to clause (f) of this Section 2.09 or shall have entered into other satisfactory arrangements with the Company with respect to any outstanding Letters of Credit issued by such L/C Issuer.

Section 2.10. Termination or Reduction of Commitments. The Company shall have the right at any time and from time to time, upon three Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Total Commitments of either Class in whole or in part, any partial termination to be (i) in an amount equal to U.S. $5,000,000 (or €5,000,000) or a larger multiple of U.S. $1,000,000 (or €1,000,000) and (ii) allocated ratably among the Lenders of such Class in proportion to their respective Percentages of such Class, provided that the Total Commitments of such Class may not be reduced to an amount less than the Total Outstandings of such Class after giving effect to any prepayment of the Loans made on the effective date of such reduction. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Total Commitments. Any full or partial termination of the Total Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees in reliance upon the agreements of the USD Lenders set forth in this Section 2.11, make loans in U.S. Dollars or in Euros (each such loan, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrowers from time to time on any Business Day from the Closing Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the applicable Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the USD Percentage of the Outstanding Amount of all USD Revolving Loans and L/C Obligations of the Swing Line Lender, may exceed the amount of the Swing Line Lender’s USD Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total USD Outstandings shall not exceed the Total USD Commitments then in effect, (ii) the aggregate Outstanding Amount of USD Revolving Loans of any USD Lender (other than the Swing Line Lender), plus such Lender’s USD Percentage of the aggregate Outstanding Amount of L/C Obligations, plus such

Lender’s USD Percentage of the aggregate Outstanding Amount of Swing Line Loans shall not exceed such Lender’s USD Commitment, (iii) the aggregate Outstanding Amount of USD Revolving Loans denominated in Euros and Swing Line Loans denominated in Euros shall not exceed the Euro Sublimit, and (iv) the aggregate Outstanding Amount of Swing Line Loans shall not exceed the applicable Swing Line Sublimit and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.11, prepay under Section 2.07, and reborrow under this Section 2.11. Immediately upon the making of a Swing Line Loan, each USD Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s USD Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone in the case of any Swing Line Loan to be denominated in U.S. Dollars. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. in the case of any Swing Line Loans denominated in U.S. Dollars, and not later than 12:00 noon London time, in the case of any Swing Line Loan denominated in Euros, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be (in the case of a Swing Line Loan in U.S. Dollars) a minimum of U.S. $250,000 or such greater amount that is an integral multiple of U.S. $100,000, (ii) the currency of the Swing Line Loan to be borrowed and (iii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by an Authorized Representative of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. in the case of any Swing Line Loans denominated in U.S. Dollars, and 1:00 p.m. London time in the case of any Swing Line Loans denominated in Euros, on the date of the proposed Borrowing (1) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.11(a), or (2) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line

Lender will, not later than 4:00 p.m., in the case of any Swing Line Loans denominated in U.S. Dollars, and not later than 2:00 p.m. London time in the case of any Swing Line Loan denominated in Euros, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at such account with such financial institution as the Swing Line Lender, the Administrative Agent and the Borrower have previously agreed, in Same Day Funds.

(c)	Refinancing of Swing Line Loans.

(i) The Swing Line Lender (x) at any time in its sole and absolute discretion may, and (y) if any Swing Line Loan remains outstanding after 10 Business Days shall, request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each USD Lender make a Base Rate Loan in an amount equal to such Lender’s Percentage of the U.S. Dollar Equivalent of, in the case of (x), all Swing Line Loans then outstanding and, in the case of (y), the related Swing Line Loan. Such request shall be made in a written notice in accordance with the requirements of Section 2.04, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total USD Commitments and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower with a copy of such notice promptly after delivering such notice to the Administrative Agent. Each USD Lender shall make an amount equal to its USD Percentage of the amount specified in such notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such notice, whereupon, subject to Section 2.11(c)(ii), each Lender that so makes funds available shall be deemed to have made a USD Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.11(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the USD Lenders fund its risk participation in the relevant Swing Line Loan and each such Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.11(c)(i) shall be deemed payment in respect of such participation.

(iii) If any USD Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.11(c) by the time specified in Section 2.11(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s USD Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any USD Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each USD Lender’s obligation to make USD Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.11(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company, any Subsidiary or any other Person for any reason whatsoever, (2) the occurrence or continuance of a Default, or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each USD Lender’s obligation to make USD Revolving Loans (as opposed to funding risk participations) pursuant to this Section 2.11(c) is subject to the conditions set forth in Section 3.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)	Repayment of Participations.

(i) At any time after any USD Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.14 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each USD Lender shall pay to the Swing Line Lender its USD Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the USD Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each USD Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.11 to refinance such Lender’s USD Percentage of any Swing Line Loan, interest in respect of such Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.12. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to such Note and endorse thereon the date, type (if applicable), amount and maturity of such Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.12(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.13. Fees. (a) Commitment Fee. The Company shall pay to the Administrative Agent for the ratable account of the Lenders of each Class according to their Percentages of such Class a commitment fee at the rate per annum equal to the Applicable Margin on the actual daily Unused Commitments of such Class. Such commitment fee shall be payable quarterly in arrears on the first Business Day following the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Total Commitments of such Class are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each USD Lender in accordance with its USD Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans applied to the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other USD Lenders in accordance with the upward adjustments in their respective USD Percentages allocable to such Letter of Credit pursuant to Section 2.14(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. Letter of Credit Fees shall be (i) due and payable quarterly in arrears on the first Business Day following the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date, on the Letter of Credit Expiration Date (or, if earlier, the latest expiry date of any Letter of Credit issued hereunder) and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(c) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.125% per annum computed on the U.S. Dollar equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable quarterly in arrears on the first Business Day following the last day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date, on the Letter of Credit Expiration Date (or, if earlier, the latest expiry date of any Letter of Credit issued hereunder) and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) Basis of Computation. All fees payable pursuant to this Section 2.13 shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 2.14. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.10.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.13), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender with respect to any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender was obligated to but has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders participating therein on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.13(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.13(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting USD Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.02 and 2.11, the “USD Percentage” of each non-Defaulting Lender shall be computed without giving effect to the USD Commitment of that Defaulting Lender;

provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; (ii) the aggregate obligation of each non-Defaulting USD Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the USD Commitment of that non-Defaulting USD Lender minus (2) the aggregate Outstanding Amount of the USD Revolving Loans of that Lender and (iii) after giving effect thereto, the aggregate Outstanding Amount of the USD Revolving Loans of any Lender, plus such Lender’s USD Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s USD Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s USD Commitment.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their applicable Percentages (without giving effect to Section 2.14(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.01. Effectiveness. The effectiveness of the Commitments of the Lenders to make any Credit Extensions hereunder shall be subject to the condition that the Administrative Agent shall have received the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(a) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Borrower;

(b) a Note duly executed by each Borrower in favor of each Lender that shall have requested a Note at least two Business Days prior to the Closing Date;

(c) the Guaranty duly executed by each Guarantor;

(d) copies of each Loan Party’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary, Assistant Secretary or other Responsible Officer;

(e) copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with incumbency certificates and specimen signatures of the persons authorized to execute such documents on each Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary, Assistant Secretary or other Responsible Officer;

(f) copies of the certificates of good standing, or the nearest equivalent in the relevant jurisdiction, for each Loan Party (dated no earlier than 45 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the jurisdiction of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(g) a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 3.02(a) and (b) are satisfied on the Closing Date;

(h) a list of the Authorized Representatives of each Borrower, certified by a Responsible Officer;

(i) the fees contemplated by the Fee Letters and the expenses then required to be paid or reimbursed by the Company hereunder to the extent invoiced at least three Business Days prior to the Closing Date;

(j) the favorable written opinion(s) of counsel to each Loan Party in form and substance reasonably satisfactory to the Administrative Agent; and

(k) evidence reasonably satisfactory to the Administrative Agent that the aggregate principal amount of any loans outstanding under the Asset-Based Credit Agreement shall have been paid in full and the commitments thereunder shall have been terminated in full.

(l) to the extent requested by it in writing to the Company not less than ten Business Days prior to the Closing Date, each Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), including the information described in Section 9.19.

Section 3.02. All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to the conditions precedent that, at the time of each such Credit Extension:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall to the extent so qualified be true and correct in all respects) as of said time, except to the extent the same expressly relate to an earlier date with respect to which such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall to the extent so qualified be true and correct in all respects) as of such earlier date;

(b) no Default shall have occurred and be continuing or would occur as a result of such Credit Extension; and

(c) in the case of a Borrowing, the Administrative Agent (or the Swing Line Lender) shall have received the notice required by Section 2.04 (or Section 2.11) hereof, in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.13 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.13 hereof.

Each request for a Credit Extension shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the facts specified in subsections (a) and (b) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company and the Co-Borrower (as to itself) represent and warrant to each Lender and the Administrative Agent that:

Section 4.01. Organization and Qualification. The Company and each of its Significant Subsidiaries (a) is duly organized, validly existing and in good standing (or, in each case, the foreign equivalent, if applicable) under the Laws of the jurisdiction of its organization, (b) has the power and authority to transact the business in which it is engaged and proposes to engage and (c) is duly qualified and in good standing (or, in each case, the foreign equivalent, if applicable) in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 4.02. Authority and Enforceability. Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by each Loan Party have been duly authorized, executed, and delivered by such Person and constitute legal, valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at Law); and this Agreement and the other Loan Documents do not, nor does the performance or observance thereof by any Loan Party, (a) contravene or constitute a default under any provision of Law or any judgment, injunction, order or decree binding upon the Company or any Subsidiary or any provision of the organizational documents (e.g., charter, articles of incorporation or by laws, articles of association or operating agreement, partnership agreement or other similar document) of the Company or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Company or any Subsidiary or any of its property, in each case where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien prohibited by this Agreement on any property of the Company or any Subsidiary.

Section 4.03. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority is or will be necessary to the valid execution, delivery or performance by any Loan Party of any Loan Document, except for such approvals (a) which have been obtained prior to the Closing Date and remain in full force and effect or (b) the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 4.04. Financial Reports. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2011 heretofore furnished to the Lenders fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis throughout the respective periods covered thereby except as noted therein.

Section 4.05. No Material Adverse Change. Since December 31, 2011, there has been no event or circumstance which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.06. Litigation and Other Controversies. Except as disclosed in the Company’s Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC, there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Company threatened in writing against the Company or any of its Subsidiaries that (a) purports to adversely affect the legality, validity or enforceability of this Agreement or any other Loan Document (other than such litigation that the Administrative Agent and the Arrangers have reasonably determined to be frivolous) or (b) would reasonably be expected to have a Material Adverse Effect.

Section 4.07. True and Complete Disclosure. All information furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement is true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which such information was provided; provided that to the extent any such information was based upon or constitutes a forecast or projection, the Company represents only that it acted in good faith and utilized assumptions reasonable at the time made.

Section 4.08. Use of Proceeds; Margin Stock. (a) All proceeds of Loans shall be used by the Borrowers for working capital, capital expenditures and other lawful corporate purposes. No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U issued by the Board of Governors of the Federal Reserve System) or extending credit for purposes of purchasing or carrying margin stock, and no part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrowers to purchase or carry any margin stock.

Section 4.09. Taxes. All material Tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have been filed, and all Taxes which are shown to be due and payable in such returns, have been paid except to the extent that the Company or such Subsidiary is contesting the same in good faith. Adequate provisions in accordance with GAAP for Taxes on the books of the Company and its Subsidiaries have been made for all open years, and for the current fiscal period.

Section 4.10. ERISA. Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, does not owe any liability to the PBGC or a Plan under Title IV of ERISA, except any such matters as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect. As of the date hereof, no member of the Controlled Group has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA except such liabilities as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

Section 4.11. Significant Subsidiaries. Schedule 4.11 correctly sets forth, as of the Closing Date, each Significant Subsidiary of the Company, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of the Company in each class of capital stock or other equity interests of each of its Significant Subsidiaries.

Section 4.12. Compliance with Laws. The Company and each of its Significant Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, or any subdivision thereof, in respect of the conduct of their businesses and the ownership of their property, except (x) such noncompliances as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (y) in such instance in which the requirement to comply therewith is being contested in good faith.

Section 4.13. Environmental Matters. Except as disclosed in the Company’s most recent Form 10-K or Form 10-Q filed with the SEC on or prior to the Closing Date or for any matters that could not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and (b) there are no pending or, to the knowledge of the Company, threatened Environmental Claims, including any such claims for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Company or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Company or any of its Subsidiaries.

Section 4.14. Investment Company. No Loan Party is required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended.

Section 4.15. Intellectual Property. The Company and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would reasonably be expected to have a Material Adverse Effect.

Section 4.16. Good Title. The Company and its Subsidiaries have good and marketable title, or valid leasehold interests, to their material assets necessary in the ordinary conduct of its business where the failure to have such title or interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, subject to no Liens, other than Liens permitted by Section 5.09.

Section 4.17. Foreign Assets Control Regulations. Neither the Company nor any of its Subsidiaries is (a) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

ARTICLE 5

COVENANTS

The Company covenants and agrees that, so long as any Commitment remains in effect and until all Obligations are paid in full:

Section 5.01. Information Covenants. The Company will furnish to the Administrative Agent for transmission to each Lender:

(a) Quarterly Statements. Within 60 days (or such earlier date on which the Company is required to make any public filing of such information) after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, a consolidated balance sheet as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail, prepared by the Company in accordance with GAAP, and certified by the chief financial officer or other officer of the Company acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year end audit adjustments and the absence of footnotes.

(b) Annual Statements. Within 90 days (or such earlier date on which the Company is required to make any public filing of such information) after the close of each fiscal year of the Company a consolidated balance sheet as of the last day of the fiscal year then ended and the related consolidated statements of income and retained earnings and of cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion without material qualification (including as to “going concern” or like qualification) of a firm of independent public accountants of recognized national standing to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c) Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to Section 5.01(a) or (b) will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (or in lieu of any such requirement to file with the SEC, such equivalent information is made public by the Company in compliance with such corresponding obligations under the 6% Indenture); provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 5.01(b), all such materials to be reported on without material qualification (including any “going concern” or like qualification) by an independent registered public accounting firm of nationally recognized standing. Documents required to be delivered pursuant to Section 5.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 5.01; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to the next succeeding paragraph of this Section 5.01, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

(d) Officer’s Certificates. Within ten days of the delivery of the financial statements provided for in Section 5.01(a) and (b), a certificate of the chief financial officer or other officer of the Company acceptable to Administrative Agent (x) stating no Default exists at the date of such statements or, if a Default exists, a detailed description of the Default and all actions the Company is taking with respect to such Default and (y) showing compliance with the covenants set forth in Section 5.15 hereof.

(e) Notice of Default or Litigation. Promptly, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Company is taking with respect thereto, and (ii) the commencement of any significant development in, any litigation, labor controversy, arbitration, governmental proceeding or investigation pending against the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

(f) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Company or any of its Subsidiaries (x) has filed with the SEC or any comparable agency outside of the United States or (y) has furnished to the shareholders or other security holders of the Company or any of its Subsidiaries that is a public issuer. Any items required to be delivered pursuant to this Section need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC.

(g) Other Information. From time to time, such other information or documents (financial or otherwise) relating to the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Section 5.02. Inspections. The Company will, and will cause each of its Significant Subsidiaries to, permit officers, representatives and agents of the Administrative Agent or any Lender to visit and inspect any property of the Company or such Subsidiary subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines and in accordance with any applicable safety procedures, and to examine the books of account of the Company or such Subsidiary and discuss the affairs, finances and accounts of the Company or such Subsidiary with its officers and (only during the continuance of an Event of Default) its independent accountants, all at such reasonable times upon reasonable advance notice as the Administrative Agent or any Lender may request; provided, however, that prior to the occurrence and continuance of an Event of Default, such visitations and inspections shall be no more frequent than once per fiscal year and shall be at the sole cost and expense of the Administrative Agent or such Lender.

Section 5.03. Maintenance of Property, Insurance, Environmental Matters, Etc. The Company will, and will cause each of its Significant Subsidiaries to, (i) keep its material property, plant and equipment necessary in the operation of its business in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) to the extent available on commercially reasonable terms, maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage of such types and in such amounts (after giving effect to any self-insurance (including captive subsidiary insurance)) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar business as the Company and its Subsidiaries) and against such risks for operating plant and equipment of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried.

Section 5.04. Preservation of Existence, Etc. The Company will, and will cause each of its Significant Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 5.04 shall prevent, to the extent permitted by Section 5.11, the dissolution or liquidation of any Significant Subsidiary (other than the Co-Borrower), the merger or consolidation between or among the Significant Subsidiaries or any other transaction not expressly prohibited hereunder.

Section 5.05. Compliance with Laws. The Company will, and will cause each Significant Subsidiary to, comply in all material respects with the requirements of all Laws applicable to its property or business operations, except in such instance where (x) any failure to comply therewith, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (y) the requirement to comply therewith is being contested in good faith.

Section 5.06. ERISA. The Company will promptly notify the Administrative Agent of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan provided such occurrence would reasonably be expected to have a Material Adverse Effect, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor provided such termination or appointment would reasonably be expected to have a Material Adverse Effect, (c) its intention to terminate or withdraw from any Plan for which the reporting requirements are not waived provided such termination or withdrawal would reasonably be expected to have a Material Adverse Effect, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty, or any increase in the contingent liability of the Company or any of its Subsidiaries with respect to any post-retirement Welfare Plan benefit provided such liability, fine or penalty or increase in contingent liability would reasonably be expected to have a Material Adverse Effect.

Section 5.07. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay and discharge, all taxes, assessments, fees and other governmental charges imposed upon it or any of its property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that (i) the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor in accordance with GAAP or (ii) the failure to pay or discharge the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08. Books and Records. The Company will, and will cause each of its Subsidiaries to (a) maintain proper books of record and account, which reflect all material financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be (it being understood and agreed that certain foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 5.09. Secured Debt. The Company will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money or any guarantee thereof upon any of their property or assets, whether such property is owned at the date of this Agreement or hereafter acquired, except for:

(a) Liens existing on the Closing Date;

(b) Liens of or upon any property acquired, leased, constructed or improved by, or of or upon any shares of Capital Stock or Indebtedness acquired by, the Company or any Subsidiary after the date of this Agreement (i) to secure the payment of all or any part of the purchase price of such property, shares of Capital Stock or Indebtedness upon the acquisition thereof by the Company or any Subsidiary, or (ii) to secure any Indebtedness issued, assumed or guaranteed by the Company or any Subsidiary prior to, at the time of, or within one year after (1) in the case of property, the later of the acquisition, lease, completion of construction (including any improvements on existing property) or commencement of commercial operation of such property or (2) in the case of shares of Capital Stock or Indebtedness, the acquisition of such shares of Capital Stock or Indebtedness, which Indebtedness is issued, assumed or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of such property, shares of Capital Stock or Indebtedness and, in the case of property, the cost of construction thereof or improvements thereon;

(c) Liens of or upon any property, shares of Capital Stock or Indebtedness existing at the time of acquisition thereof by the Company or any Subsidiary;

(d) Liens of or upon any property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary or existing at the time of a sale or transfer of the properties of a Person as an entirety or substantially as an entirety to the Company or any Subsidiary;

(e) Liens of or upon (x) any property of, or shares of Capital Stock or Indebtedness of, a Person existing at the time such Person becomes a Subsidiary or (y) any shares of Capital Stock or Indebtedness of a Joint Venture;

(f) Liens to secure Indebtedness of any Subsidiary to the Company or to another Subsidiary;

(g) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, shares of Capital Stock or Indebtedness subject to such Liens, or the cost of constructing or improving the property subject to such Liens (including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financings);

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien existing at the date of this Agreement or any Lien referred to in the foregoing clauses (a) through (g), inclusive, but only to the extent that the principal amount of Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement is limited to all or a part of the property (plus improvements and construction on such property), shares of Capital Stock or Indebtedness which was subject to the Lien so extended, renewed or replaced;

(i) Liens on accounts receivables and related assets of the Company and its Subsidiaries pursuant to a Qualified Receivables Financing; and

(j) Liens not permitted by clauses (a) through (i), so long as, at the time of incurrence of such Liens, after giving effect thereto and to the release of any Liens which are concurrently being released, the aggregate amount of Indebtedness secured thereby plus the aggregate amount (without duplication) of all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (a) through (g) of Section 5.10) does not exceed 15% of Consolidated Net Tangible Assets as appearing in the latest balance sheet pursuant to Section 5.01(a) or (b).

Section 5.10. Restrictions on Subsidiary Debt. The Company will not permit any of its Non-Guarantor Subsidiaries to create, assume, incur, issue, or guarantee any Indebtedness for borrowed money (any such indebtedness of a Non-Guarantor Subsidiary, “Non-Guarantor Subsidiary Debt”), except for:

(a) Indebtedness of a Person existing at the time such Person is merged into or consolidated with any Subsidiary or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Subsidiary and is assumed by such Subsidiary; provided that any Indebtedness was not incurred in contemplation thereof and is not guaranteed by any other Subsidiary;

(b) Indebtedness of a Person existing at the time such Person becomes a Subsidiary; provided that any Indebtedness was not incurred in contemplation thereof;

(c) Indebtedness owed to the Company or any other Subsidiary;

(d) Indebtedness of such Subsidiary secured by Liens on assets of such Subsidiary permitted under any of clauses (b) and (g) of Section 5.09;

(e) Indebtedness outstanding on the date of this Agreement or any extension, renewal, replacement or refunding of any Indebtedness existing on the date of this Agreement or referred to in clauses (a), (b), (c) or (d) of this Section 5.10; but only to the extent that the principal amount of the Indebtedness does not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(f) Indebtedness in respect of a Qualified Receivables Financing;

(g) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed U.S. $200,000,000 at any one time outstanding; and

(h) other Non-Guarantor Subsidiary Debt, so long as, at the time of incurrence of such Indebtedness, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such other Non-Guarantor Subsidiary Debt plus the aggregate amount (without duplication) of all Indebtedness secured by Liens (not including any such Indebtedness secured by Liens described in clauses (a) through (i) of Section 5.09) does not exceed 15% of Consolidated Net Tangible Assets as appearing in the latest balance sheet delivered pursuant to Section 5.01(a) or (b).

Section 5.11. Consolidation, Merger, Sale of Assets, Etc..

(a) The Company will not consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of its property and assets, unless:

(i) the corporation formed by such consolidation or into which the Company is merged, or the party which acquires by lease, sale or transfer all or substantially all of the Company’s property and assets is a corporation organized and existing under the laws of the United States, any state in the United States, the District of Columbia, Canada, any province of Canada or any state which was a member of the European Union on December 31, 2003 (other than Greece);

(ii) the corporation formed by such consolidation or into which the Company is merged, or the party which acquires by lease, sale or transfer all or substantially all of the Company’s property and assets, agrees to pay the principal of, and any premium and interest on, the Loans and other Obligations and perform and observe all covenants and conditions of the Company under the Loan Documents; and

(iii) immediately after giving effect to such transaction and treating Indebtedness for borrowed money which becomes the Company’s obligation or an obligation of a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Default has happened and is continuing.

(b) No Loan Party (other than the Company) will, and the Company will not permit any such Loan Party to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Loan Party is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless: either (i) such Loan Party is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Loan Party) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Loan Party or such Person, as the case may be, being herein called the “Successor Loan Party”) and the Successor Loan Party (if other than such Loan Party) expressly assumes all the obligations of such Loan Party pursuant to documents or instruments in form required by this Agreement, or (ii) such sale or disposition or consolidation, amalgamation or merger is a disposition of such Loan Party such that it will no longer be a Subsidiary and is not in violation of this Agreement. Notwithstanding the foregoing, any such Loan Party (other than the Co-Borrower) may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to any other Loan Party.

(c) Notwithstanding and without compliance with Section 5.11(a) or (b) the Company and the Loan Parties shall be permitted to sell, assign, transfer, lease, convey or otherwise dispose, in one or more related transactions, of assets constituting the Capital Stock or all or part of the assets of any Subsidiary, division or line of business or group of such Subsidiaries, divisions or lines of business (“disposed group”) if such disposed group (i) generated less than 40% of Consolidated EBITDA in (A) the most recently completed four quarters for which financial statements are required to be delivered pursuant to this Agreement and (B) each of the last three completed fiscal years of the Company for which financial statements are required to be delivered pursuant to this Agreement and (ii) has total assets with a value that is less than 40% of the total value of the consolidated assets of the Company and its Subsidiaries, as determined in accordance with GAAP as of the last date of the latest period for which financial statements are required to be delivered pursuant to this Agreement; provided that such disposition otherwise complies with this Agreement. Any such disposition shall also not be deemed a Change of Control pursuant to clause (1) of the definition thereof.

Section 5.12. Dividends and Certain Other Restricted Payments. After the occurrence and during the continuation of a Default, (a) the Company will not declare or pay any dividends on or make any other distributions in respect of any class or series of Capital Stock of the Company (other than a dividend payable solely in Capital Stock of the same class) and (b) the Company will not, nor will permit any of its Subsidiaries to, directly or indirectly purchase, redeem, or otherwise acquire or retire any of the Capital Stock of the Company or any warrants, options, or similar instruments to acquire the same (a “Restricted Payment”); provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions within 60 days of their declaration by the Company, if at the declaration date such payment was permitted by the foregoing.

Section 5.13. Burdensome Agreements. The Company will not, nor will it permit any Significant Subsidiary to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Non-Guarantor Subsidiary to make Restricted Payments to any Loan Party; provided that the foregoing shall not apply to Contractual Obligations which

(i) (x) exist on the Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii) represent Indebtedness of a Loan Party containing limitations no more restrictive than those set forth in this Agreement or the 6% Indenture;

(iii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary or a Non-Guarantor Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary or a Non-Guarantor Subsidiary and as amended or modified; provided, however, that any such amendment or modification is no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions prior to such amendment or modification;

(iv) customary limitations or restriction in any acquisition agreement with respect to a Person subject to any disposition by the Company or any Subsidiary, which limitations or restrictions are not applicable to any other Person (other than its Subsidiaries);

(v) represent Indebtedness of a Non-Guarantor Subsidiary which is permitted hereunder;

(vi) are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted hereunder and applicable solely to such Joint Venture entered into in the ordinary course of business;

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted hereunder to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Subsidiary;

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xi) are restrictions arising in connection with any Qualified Receivables Financing;

(xii) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiii) are restrictions that would not reasonably be expected to materially adversely affect the cash position of the Loan Parties taken as a whole; and

(xiv) are customary restrictions in construction loans, purchase money obligations, Capital Leases, security agreements or Liens securing Indebtedness of the Company or a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capital Leases or security agreements or Liens.

For purposes of determining compliance with this covenant, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Subsidiary of the Company to other Indebtedness incurred by the Company or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 5.14. Transactions with Affiliates. The Company will not, and will not permit any of its Significant Subsidiaries to, enter into any material transaction or material arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate, but excluding (a) any transaction or arrangement with the Company or a Subsidiary and (b) any Restricted Payment permitted by Section 5.12), except upon fair and reasonable terms which taken as a whole are substantially no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate (or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare any such transaction, such transaction is otherwise fair to the Company or such Subsidiary from a financial point of view); provided that the foregoing shall not restrict any of the following transactions or arrangements:

(a) any transaction or arrangement arising in the ordinary course of business;

(b) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any Subsidiary or any direct or indirect parent entity of the Company;

(c) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(d) any transaction or arrangement with a Joint Venture or any direct or indirect equity holder in any Subsidiary or Joint Venture, in each case consistent with past practice or industry norm;

(e) any transaction effected as part of a Qualified Receivables Financing; and

(f) the issuance of Capital Stock of the Company to any Person and any contribution to the capital of the Company.

Section 5.15. Financial Covenants. (a) Maximum Leverage Ratio. The Company will not, as of the last day of each fiscal quarter of the Company, permit the Leverage Ratio to be more than 3.50 to 1.00.

(b) Minimum Interest Coverage Ratio. The Company will not, as of the last day of each fiscal quarter of the Company, permit the Interest Coverage Ratio to be less than 3.00 to 1.00; provided that this Section 5.15(b) shall cease to apply on and after the first date on which the senior unsecured long-term debt of the Company shall be rated at least BBB—or Baa3 by any two of Moody’s, S&P and Fitch, Inc and no Default has occurred and is continuing.

Section 5.16. Future Subsidiary Guarantors. The Company will cause each Subsidiary that hereafter becomes a Guarantor of Indebtedness under the 6% Indenture (or any refinancing thereof) to substantially simultaneously execute and deliver a Guaranty, together with such evidence of corporate authority and opinions of counsel with respect thereto as the Administrative Agent may reasonably request.

ARTICLE 6

EVENTS OF DEFAULT AND REMEDIES

Section 6.01. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of (i) all or any part of the principal of or (ii) interest on any Loan or any other Obligation payable hereunder or under any other Loan Document which in the case of clause (ii) is not paid within five Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 5.01(e), 5.04 (solely with respect to the Company) or 5.09 through 5.16 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to the Company by the Administrative Agent;

(d) any representation or warranty made by any Loan Party herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan or Letter of Credit made or issued hereunder, proves incorrect in any material respect as of the date of the issuance or making thereof;

(e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Loan Party shall so assert in writing;

(f) default shall occur under any Indebtedness of the Company or any of its Subsidiaries aggregating in excess of U.S. $100,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after expiry of any applicable grace period;

(g) any judgment or court order for the payment of money shall be rendered against the Company or any of its Significant Subsidiaries, or against any of its property, in an aggregate amount in excess of U.S. $100,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has been notified of the judgment or court order) and has not disputed the claim made for payment of the amount of the payment to be made under such judgment or court order, and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days;

(h) any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of U.S. $100,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of U.S. $100,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Company or any of its Subsidiaries, or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any of its Subsidiaries, or any member of the Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Company or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property under any Debtor Relief Law, (ii) become unable, admit in writing its inability or fail to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent under any Debtor Relief Law, (v) commence a voluntary case under any Debtor Relief Law or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any Debtor Relief Law or file an answer admitting the material allegations of a petition filed against it in any proceeding under any Debtor Relief Law, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of the Company or any of its Significant Subsidiaries, a proceeding shall be instituted in any court of competent jurisdiction, under any Debtor Relief Law, seeking in respect of the Company or any of its Significant Subsidiaries an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or any of its Significant Subsidiaries or of all or any substantial part of its assets, or other like relief in respect thereof under any Debtor Relief Law, and, if such proceeding is being contested by the Company or any of its Significant Subsidiaries in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed for any period of 60 consecutive days; or

(k) a custodian, receiver, interim receiver, receiver and manager, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Significant Subsidiaries, or any substantial part of any of its property, or a proceeding described in Section 6.01(j)(v) shall be instituted against the Company or any of its Significant Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 6.02. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 6.01 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Company: (a) if so directed by or with the consent of the Required Lenders, terminate the Commitments and any obligation of the L/C Issuers to make L/C Credit Extensions and all other obligations of the Lenders hereunder, which shall thereupon immediately terminate; (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Company immediately Cash Collateralize the aggregate amount of L/C Obligations then outstanding, and the Company agrees to immediately provide such Cash Collateral. The Administrative Agent, after giving notice to the Company pursuant to Section 6.01(c) or this Section 6.02, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 6.03. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 6.01 hereof has occurred and is continuing, then all outstanding Loans shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind which are hereby waived by the Borrowers, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate, the Commitments shall immediately and automatically terminate, the obligation to issue Letters of Credit shall immediately and automatically terminate, and the Company shall immediately Cash Collateralize the aggregate amount of L/C Obligations then outstanding.

Section 6.04. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.05. CAM Exchange. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in this Article 6 and (ii) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Facility in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Facilities. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 9.09, the Company and each other Loan Party hereby consents and agrees to the CAM Exchange. Each of the Borrowers and the Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph below), but giving effect to assignments after the CAM Exchange Date, it being understood that nothing herein shall be construed to prohibit the assignment of a proportionate part of an assigning Lender’s rights and obligations in respect of a single Class of Commitments or Loans.

(c) In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an L/C Issuer that is not reimbursed by the Company, then (i) each USD Lender (determined without giving effect to the CAM Exchange) shall, in accordance with Section 2.02(c), promptly purchase from the L/C Issuer a participation in the related Unreimbursed Amount in the amount of such USD Lender’s applicable USD Percentage of such Unreimbursed Amount (without giving effect to the CAM Exchange) and (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such Unreimbursed Amount and the purchase of participations therein by the USD Lenders and, in the event distributions shall have been made in accordance with Section 6.05(b), the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had such Unreimbursed Amount been outstanding on the CAM Exchange Date. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

ARTICLE 7

CHANGE IN CIRCUMSTANCES AND CONTINGENCIES

Section 7.01. Funding Loss Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:

(a) any payment, prepayment or conversion of a Eurocurrency Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 3.02 or otherwise) by a Borrower to borrow, prepay or continue a Eurocurrency Loan, or to convert a Base Rate Loan into a Eurocurrency Loan, on the date specified in a notice given pursuant to Section 2.04(a) or Section 2.07(a) hereof, or

(c) any failure by a Borrower to make any payment of principal on any Eurocurrency Loan when due (whether by acceleration or otherwise), then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

Unless otherwise agreed to by any Lender, for purposes of calculating amounts payable by the Borrower to such Lender under this Section 7.01, such Lender shall be deemed to have funded each Eurocurrency Loan made by it at rate equal to LIBOR for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

Section 7.02. Illegality. If any Lender determines that any Law has made it unlawful for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Loans (whether denominated in U.S. Dollars or Euros), then, such Lender shall promptly notify the Borrowers and the Administrative Agent thereof and any obligation of such Lender to make or continue Eurocurrency Loans in the affected currency or currencies or, in the case of Eurocurrency Loans in U.S. Dollars, to convert Base Rate Loans to Eurocurrency Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, if such Loans are denominated in U.S. Dollars, convert all such Eurocurrency Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount of Loans so prepaid or converted.

Section 7.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof that (a) deposits (whether in U.S. Dollars or Euros) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Loan, or (b) LIBOR for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company (on behalf of the relevant Borrowers) may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 7.04. Increased Costs; Reserves On Eurocurrency Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (1) any reserve requirement contemplated by Section 7.04(e) and (2) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth in clause (iv) below) or L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans or Swing Line Loans denominated in Euros; or

(iv) impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans or Swing Line Loans denominated in Euros made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or any Swing Line Loan denominated in Euros (or, in the case of any Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or L/C Issuer, the Company will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity) by an amount deemed material by such Lender or L/C Issuer, then from time to time the Company will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. Each Lender will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the

Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan and each Swing Line Loan denominated in Euros equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans or Swing Line Loans denominated in Euros, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 15 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

(f) Notwithstanding any other provision of this Agreement, no Lender or L/C Issuer shall demand compensation pursuant to this Section 7.04 or the Mandatory Cost pursuant to Sections 2.03(b)(iii) or Section 2.03(c) if it shall not at the time be the general policy or practice of such Lender or L/C Issuer to demand such compensation in similar circumstances.

Section 7.05. Mitigation Obligations. If any Lender requests compensation under Section 7.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (I) would eliminate or reduce amounts payable pursuant to Section 7.04 or Section 9.01, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, that such Lender or such L/C Issuer is generally seeking compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or such L/C Issuer has the right under such similar credit facilities to do so).

Section 7.06. Substitution of Lenders. Upon the receipt by the Company of (a) a claim from any Lender for compensation under Section 2.03(b)(iii), Section 7.04 or Section 9.01 hereof, (b) notice by any Lender to the Company of any illegality pursuant to Section 7.02 hereof or (c) in the event any Lender is a Defaulting Lender (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Company may, in addition to any other rights the Company may have hereunder or under applicable Law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Company, provided that (i) such assignment shall not conflict with or violate any Law, (ii) if the assignment is to a Person other than a Lender, the Company shall have received the written consent of the Administrative Agent, the Swing Line Lender and the L/C Issuers, which consents shall not be unreasonably withheld or delayed, to such assignment, (iii) the Company shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 7.01 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal owing to it hereunder, (iv) the assignment is entered into in accordance with the other requirements of Section 9.01 hereof and (v) the assignee shall have paid to the Affected Lender the principal amount of all outstanding Loans made by such Affected Lender. If at the time Investment Grade Status exists as to the Company, the Company may elect to terminate this Agreement as to an Affected Lender (including any Commitments, Loans and L/C Obligations that have been participated); provided that (i) the Company notifies such Lender through the Administrative Agent of such election at least three Business Days before the effective date of such termination, (ii) the Borrower repays or prepays the principal amount of all outstanding Loans made by such Lender plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Lender’s Commitment hereunder plus all other amounts payable by such Borrower to such Lender hereunder, not later than the effective date of such termination and (iii) if at the effective date of such termination, any L/C Obligations or Swingline Loans are outstanding, the conditions specified in Section 2.04 would be satisfied (after giving effect to such termination) as if the related Letters of Credit issued or the related Swingline Loans made on such date. Upon satisfaction of the foregoing conditions, the Commitment of such Lender shall terminate on the effective date specified in such notice, its participation in any outstanding L/C Obligations or Swingline Loans shall terminate on such effective date and the participations of the other Lenders therein shall be redetermined as of such date as if such Letters of Credit had been issued or such Swingline Loans had been made on such date.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.10 and 6.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (provided that during the existence of a Default, such consent shall not be required), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 8 and Section 9.12 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and the Swing Line Lender. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.02(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.02(c).

Section 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, Book Managers or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 8.09. Guaranty Matters. The Lenders and L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be (a) a Subsidiary as a result of a transaction permitted hereunder or (b) a guarantor of Indebtedness under the 6% Indenture (including any refinancings thereof). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.09.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Taxes.

(a) Payments Free of Taxes; Obligations to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by such Loan Party or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 9.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 9.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 9.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses (excluding any Excluded Taxes) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.09(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon reasonable request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 9.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections Section 9.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; provided, however, that the Lender shall not be entitled to any increased amounts under Section 9.01(a) or to indemnification under Section 9.01(c)(i) if it fails to complete, execute and submit such documentation on the basis of material unreimbursed costs or expenses or material prejudice to the legal or commercial position of the Lender unless it is the general policy or practice of the Lender to do so in similar circumstances.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI (or successor form);

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or any successor form or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 9.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 9.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 9.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes imposed with regard to such refunds) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) The Administrative Agent shall provide the Borrowers the following correct, complete and duly executed documents, as applicable: an IRS Form W-9, IRS Form W-8BEN establishing an exemption from U.S. federal withholding Tax, or IRS Form W-8ECI (or any successor forms). The Administrative Agent shall also provide any other documentation reasonably requested by the Borrower from time to time as will permit any payments under the Loan Documents to be made without withholding or at a reduced rate of withholding (“Additional Documentation”), provided that the Administrative Agent shall not be required to provide such Additional Documentation if in the Administrative Agent’s reasonable judgment the completion, execution or submission of such Additional Documentation would subject the Administrative Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Administrative Agent; provided, further, that the Administrative Agent shall not be entitled to any increased amounts under Section 9.01(a) or to indemnification under Section 9.01(c)(i) if it fails to complete, execute and submit such documentation on the basis of material unreimbursed costs or expenses or material prejudice to the legal or commercial position of the Administrative Agent unless it is the general policy or practice of the Administrative Agent to do so in similar circumstances. The Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 9.01(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h) Survival. Each party’s obligations under this Section 9.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.02. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 9.03. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 9.04. Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 9.05. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 7.01, 7.04, 9.04 and 9.12 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 9.06. Sharing of Payments. Each Lender under each Facility agrees with each other Lender under such Facility that if such former Lender shall receive any payment on account of principal or interest, whether by set off or application of deposit balances or otherwise, on any of the Loans or the participations in L/C Obligations under such Facility in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders under such Facility, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of such other Lenders such amount of the Loans or L/C Obligations, or participations or subparticipation, as applicable, therein, held by each such other Lender (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all such other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, (i) amounts recovered by the L/C Issuer in respect of L/C Borrowings in which Lenders have made L/C Advances shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder and (ii) amounts recovered by the Swing Line Lender in respect of Swing Line Loans shall be applied to such Swing Line Loans (and, in accordance with Section 2.11(d), any funded participations therein). The provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or as provided in Section 2.08), (y) the application of Cash Collateral provided for in Section 2.02, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply). The provisions of this Section 9.06 shall cease to apply on and after the CAM Exchange Date, and any payment thereafter received by any Lender (other than a payment received from the Administrative Agent pursuant to Section 6.05) shall be remitted to the Administrative Agent for application by it in accordance with Section 6.05.

Section 9.07. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.07; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article 2 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Internet. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Company or any other Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company or any other Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.08. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 9.09. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S. $5,000,000 or a larger multiple of U.S. $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 6.01(a), (j) or (k) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S. $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (i) any Person that fails to represent that it is a Qualified Person, (ii) the Company or any of the Company’s Affiliates or Subsidiaries, (iii) a natural person or (iv) a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 7.04 and 9.12 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. The assignee Lender shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrowers and the Administrative Agent any certification, forms or other documentation in accordance with Section 9.01. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”), and shall promptly record in the Register all assignments it receives in conformity with Section 9.09(b) hereof. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, either Borrower or the Administrative Agent, sell participations to any Person (other than (i) a natural person, (ii) the Company or any of the Company’s Affiliates or Subsidiaries or (iii) a Person that fails to represent that it is a Qualified Person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in clause (A) or (B) of Section 9.10(i) or clause (C) or (D) of Section 9.10(ii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 7.01, 7.04 and 9.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 9.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 7.05 and 7.06 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 7.04 or 9.01, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 7.05 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.13 as though it were a Lender, provided that such Participant agrees to be subject to Section 9.06 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other Lender which is at the time an L/C Issuer assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, it may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) in the case of Bank of America, upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation of the Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender. If any Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.11(c). Upon the appointment of a successor Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

Section 9.10. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company, (b) the Required Lenders (or the Administrative Agent with the signed written consent of the Required Lenders), and (c) if the rights or duties of the Administrative Agent, any L/C Issuer or the Swing Line Lender are affected thereby, the Administrative Agent, such L/C Issuer and the Swing Line Lender, as the case may be; provided that:

(i) no amendment or waiver pursuant to this Section 9.10 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) other than as permitted by Section 2.09 reduce the amount of, or postpone the date for any scheduled payment of any principal of or interest on, any Loan or L/C Borrowing or of any fee payable hereunder without the consent of each Lender directly affected thereby, provided that each of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, or (C) change the application of payments set forth in Section 2.08 hereof, or change or waive any provision of Section 9.06 to the extent it alters the pro rata nature of disbursements by or payments to the Lenders, required by Section 9.06 without the consent of each Lender adversely affected thereby; and

(ii) no amendment or waiver pursuant to this Section 9.10 shall, unless signed by each Lender, (A) change the definition of Required Lenders, (B) change the provisions of this Section 9.10, (C) release all or substantially all of the value of the Guaranties of the Guarantors (except as otherwise provided for in the Loan Documents), or (D) release either Borrower from its Obligations under this Agreement.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender (i) does not consent, by the date specified by the Borrowers, to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender adversely affected thereby that has been approved by the Required Lenders, (ii) is a Terminating Lender or (iii) is a Defaulting Lender, the Company may replace such non-consenting Lender, Terminating Lender or Defaulting Lender in accordance with Section 2.09 or Section 7.06; provided that, with respect to a replacement pursuant to clause (i) above, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

Section 9.11. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 9.12. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and properly documented fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender (other than a Defaulting Lender) or any L/C Issuer in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, but limited in the case of legal fees and expenses, to the reasonable and properly documented fees, charges and disbursements of one counsel to the Indemnitees taken as a whole and, in the case of any conflict of interest, one additional counsel to each group of affected Indemnitees similarly situated taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property, including leaseholds, owned or operated by the Company or any of its Subsidiaries, or any Environmental Claim or liability under any Environmental Law, in each case to the extent related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Affiliates, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any of its Affiliates against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Affiliate has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.12(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim, excluding Taxes for which the Indemnitee has been indemnified under Section 9.01.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer or the Swing Line Lender, in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.04(f).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Borrower and any Indemnitee shall not assert, and hereby waives, any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Company’s indemnity and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan

Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.12.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.13. Set-off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender or any Affiliate of such Lender is hereby authorized by the Company and each other Loan Party at any time or from time to time, without notice to the Company or such other Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or an Affiliate of such Lender to or for the credit or the account of the Company or such other Loan Party, whether or not matured, against and on account of the Obligations of the Company or such other Loan Party to that Lender under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Article 6 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of set off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the

Borrowers and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.14. Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.15. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Company is given written notice prior to any such disclosure to the extent not legally prohibited so that the Company may seek a protective order or other appropriate remedy, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or credit insurance transaction relating to the Company and its obligations, (g) with the consent of the Company, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or a Subsidiary or (i) to any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

The obligations of each Lender under this Section 9.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 9.16. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 9.17. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of Law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of Law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable. Without limiting the foregoing provisions of this Section 9.17, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.18. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.

Section 9.19. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 9.20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in U.S. Dollars or Euros (the “Required Currency”) into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Required Currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Required Currency be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency the Administrative Agent may in accordance with normal banking procedures purchase the Required Currency with the Judgment Currency. If the amount of the Required Currency so purchased is less than the sum originally due to the Administrative Agent from a Borrower in the Required Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Required Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent or such other Person agrees to return the amount of any excess (net of any other unpaid amounts owed by the Loan Parties under the Loan Documents) to the Company (or to any other Person who may be entitled thereto under applicable Law).

Section 9.21. Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.07(a). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.22. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.23. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company and its Subsidiaries, on the one hand, and the Administrative Agent, the Arrangers and the Lenders on the other hand, (ii) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers and the Lenders has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Subsidiaries, or any other Person and (ii) neither the Administrative Agent, the Arrangers nor the Lenders have any obligation to the Company or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Subsidiaries, and none of the Administrative Agent, the Arrangers nor the Lenders have any obligation to disclose any of such interests to the Company or its Subsidiaries. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.24. Qualified Person. Each Lender listed on the signature pages hereof, by the execution and delivery of this Agreement, represents and warrants to the Borrowers that it is a Qualified Person.

Section 9.25. Agent For Services Of Process. The Company agrees that promptly following request by the Administrative Agent it will appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City.

ARTICLE 10

COMPANY GUARANTY

Section 10.01. The Guaranty. The Company hereby unconditionally and absolutely guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to the Co-Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by the Co-Borrower under this Agreement. Upon failure by the Co-Borrower to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 10.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Co-Borrower under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any Note;

(c) any change in the corporate existence, structure or ownership of the Co-Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Co-Borrower or its assets or any resulting release or discharge of any obligation of the Co-Borrower contained in any Loan Document;

(d) the existence of any claim, set off or other rights which the Company may have at any time against the Co-Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Co-Borrower for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Co-Borrower of the principal of or interest on any Loan or any other amount payable by it under this Agreement; or

(f) any other act or omission to act or delay of any kind by the Co-Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder.

Section 10.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the L/C Obligations and all other amounts payable by the Company and the Co-Borrower under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Co-Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Co-Borrower or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Co-Borrower or any other Person.

Section 10.05. Subrogation. Upon making any payment with respect to the Co-Borrower hereunder, the Company shall be subrogated to the rights of the payee against the Co-Borrower with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation unless all amounts of principal of and interest on the Loans to the Co-Borrower and all other amounts payable by the Co-Borrower under this Agreement have been paid in full.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Co-Borrower under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of the Co-Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

[Signature Pages Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

LYONDELLBASELL INDUSTRIES N.V., as the Company

By:
Name:
Title:

LYB AMERICAS FINANCE COMPANY, as the Co-Borrower

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender, as L/C Issuer, as Swing Line Lender and as Administrative Agent

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and as L/C Issuer

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”, the terms therein being used herein as therein defined), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (the “Company”), LYB AMERICAS FINANCE COMPANY, a Delaware corporation (the “Co-Borrower”), the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents.

The undersigned hereby requests a Swing Line Loan:

1.	The Borrower is [the Company] [the Co-Borrower].

2.	The Business Day of the proposed Borrowing is , .

3.	The aggregate amount and currency of the proposed Borrowing is .

(i) the Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.11(a) of the Credit Agreement and (ii) each of the conditions specified in Section 3.02(a) and (b) of the Credit Agreement shall be satisfied on and as of the date of such Borrowing of Swing Line Loan requested hereby.

[NAME OF BORROWER]

By:
Name:
Title:

A-126

EXHIBIT B

NOTICE OF BORROWING

Date:             ,

To:	Bank of America, N.A., as Administrative Agent for the Lenders parties to the Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (the “Company”), LYB AMERICAS FINANCE COMPANY, a Delaware corporation (the “Co-Borrower”), the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you irrevocable notice, pursuant to Section 2.04 of the Credit Agreement, of the Borrowing specified below:

1.	The Borrower is [the Company] [the Co-Borrower].

2.	The Business Day of the proposed Borrowing is , .

3.	The aggregate amount and currency of the proposed Borrowing is .

4.	The Borrowing is to be comprised of .

[Specify the Class and type of Loans to comprise such Borrowing.]

5. If applicable: The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be             month(s).

B-1

The undersigned hereby represents and warrants that each of the conditions specified in Section 3.02(a) and (b) of the Credit Agreement shall be satisfied on and as of the date of the Borrowing requested hereby.

[NAME OF BORROWER]

By:
Name:
Title:

B-2

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date:             ,

To:	Bank of America, N.A., as Administrative Agent for the Lenders parties to the Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (the “Company”), LYB AMERICAS FINANCE COMPANY, a Delaware corporation (the “Co-Borrower”), the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you irrevocable notice, pursuant to Section 2.04 of the Credit Agreement, of the conversion/continuation of the [EUR] [USD] Revolving Loans specified herein, that:

1.	The Borrower is [the Company] [the Co-Borrower].

2.	The Business Day of the proposed [conversion] [continuation] is , .

3.	The aggregate amount and currency of the [EUR] [USD] Revolving Loans to be converted/continued is .

4.	The [EUR] [USD] Revolving Loans are to be converted into/continued as .

[Specify the Class and type of Loans to comprise such Borrowing.]

5. If applicable: The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be             month(s).

C-1

IN WITNESS WHEREOF, the undersigned has caused this Notice of Continuation/Conversion to be executed and delivered as of the date first above written.

[NAME OF BORROWER]

By:
Name:
Title:

C-2

EXHIBIT D-1

REVOLVING NOTE

Date:            ,

For Value Received, the undersigned (the “Borrower”), hereby promises to pay to the order of             (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the Administrative Agent’s Office (or in the case of Eurocurrency Loans denominated in Euros, at such account with such financial institution as the Administrative Agent has previously notified the Borrower) in the currency of such Revolving Loan in accordance with Section 2.08 of the Credit Agreement, in Same Day Funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the unpaid principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement, the provisions of which are incorporated by reference in this Revolving Note.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands, LYB AMERICAS FINANCE COMPANY, a Delaware corporation, the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents, and this Revolving Note and the holder hereof are entitled to all the benefits referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Revolving Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Revolving Note shall be governed by and construed in accordance with the internal laws of the State of New York. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF

D-1-1

ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and upon the occurrence and continuation of one or more Events of Default, this Revolving Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Revolving Note is issued under and subject to the terms of the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[NAME OF BORROWER]

By:
Name:
Title:

D-1-2

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

D-1-3

EXHIBIT D-2

SWING NOTE

Date:             ,

For Value Received, the undersigned (the “Borrower”), hereby promises to pay to the order of Bank of America, N.A. (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the office of the Swing Line Lender notified to the Borrower from time to time, in Same Day Funds, the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the unpaid principal amount of each Swing Line Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement the provisions of which are incorporated by reference in this Swing Note.

This Swing Note is the Swing Note referred to in the Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands, LYB AMERICAS FINANCE COMPANY, a Delaware corporation, the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents, and this Swing Note and the holder hereof are entitled to all the benefits referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Swing Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Swing Note shall be governed by and construed in accordance with the internal laws of the State of New York. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD

D-2-1

AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and upon the occurrence and continuation of one or more Events of Default, this Swing Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Swing Note is issued under and subject to the terms of the Credit Agreement.

D-2-2

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[NAME OF BORROWER]

By:
Name:
Title:

D-2-3

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

D-2-4

EXHIBIT E

FORM OF EXTENSION OF TERMINATION DATE REQUEST

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”, the terms therein being used herein as therein defined), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (the “Company”), LYB AMERICAS FINANCE COMPANY, a Delaware corporation, the various institutions from time to time party to this Agreement as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents.

The Company hereby certifies that as of the date hereof no Event of Default has occurred and is continuing.

This is an Extension of Termination Date Request pursuant to Section 2.09 of the Credit Agreement requesting an extension of the Existing Termination Date to [INSERT REQUESTED TERMINATION DATE]. Please transmit a copy of this Extension of Termination Date Request to each of the Lenders.

LYONDELLBASELL INDUSTRIES N.V., as the Company

By:
Name:
Title:

E-1

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing,

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

4.	Credit Agreement: Credit Agreement, dated as of May 4, 2012, among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (the “Company”), LYB AMERICAS FINANCE COMPANY, a Delaware corporation, the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents

5.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number

			$	$	%

			$	$	%

			$	$	%

[7. Trade Date:             ]10

Effective Date:             , 20

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [ ]

By:
Title:

ASSIGNEE [ ]

By:
Title:

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “EUR Commitment”, “USD Commitment”).
[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to:

[LYONDELLBASELL INDUSTRIES N.V., as the Company][11]

By:
Name:
Title:

[BANK OF AMERICA, N.A., as Administrative Agent][12]

By:
Name:
Title:

[BANK OF AMERICA, N.A., as L/C Issuer and Swing Line Lender][13]

By:
Name:
Title:

[DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer][14]

By:
Name:
Title:

[11]	To be added only if the consent of the Company is required under Section 9.09 of the Credit Agreement.
[12]	To be added only if consent of the Administrative Agent is required under Section 9.09 of the Credit Agreement.
[13]	To be added only if consent of each L/C Issuer and Swing Line Lender is required under Section 9.09 of the Credit Agreement.
[14]	To be added only if consent of each L/C Issuer and Swing Line Lender is required under Section 9.09 of the Credit Agreement.

Annex 1 to

Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) this assignment is being made in accordance with the Credit Agreement and all laws and regulations applicable to the assignor and it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) this assignment is being made in accordance with the Credit Agreement and all laws and regulations applicable to the assignee and it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.09(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.09(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee and (viii) it is a Qualified Person; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

FORM OF GUARANTY

This Guaranty Agreement (this “Guaranty”) dated as of May 4, 2012, by the parties who have executed this Guaranty (such parties, along with any other parties who execute and deliver to the Administrative Agent hereinafter identified and defined an agreement in the form attached hereto as Exhibit A, being herein referred to collectively as the “Guarantors” and individually as a “Guarantor”, subject to Section 6 of this Guaranty). All capitalized terms used in this Guaranty without definition shall have the same meaning herein as such terms have in the Credit Agreement (defined below).

P R E L I M I N A R Y S T A T E M E N T S

A. LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (the “Company”), LYB AMERICAS FINANCE COMPANY, a Delaware corporation (the “Co-Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”), BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”), the financial institutions from time to time party thereto (hereinafter referred to collectively as the “Lenders” and individually as a “Lender”) and the other parties thereto have entered into a Credit Agreement, dated as of May 4, 2012 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, including amendments and restatements thereof in its entirety, being hereinafter referred to as the “Credit Agreement”), pursuant to which the Lenders, the L/C Issuers and the Swing Line Lender have agreed, subject to certain terms and conditions, to extend credit and make certain other financial accommodations available to the Borrowers (the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders being hereinafter referred to collectively as the “Guaranteed Creditors” and individually as a “Guaranteed Creditor”).

B. As a condition to extending credit to the Borrowers under the Credit Agreement or otherwise making financial accommodations available to or for the account of the Borrower, the Guaranteed Creditors have required, among other things, that the Guarantors execute and deliver this Guaranty.

C. The Company owns, directly or indirectly, equity interests in each of the Guarantors and the Company provides each of the Guarantors with financial, management, administrative, and technical support which enables each such Guarantor to conduct its businesses in an orderly and efficient manner in the ordinary course.

D. Each Guarantor will benefit, directly or indirectly, from credit and other financial accommodations extended by the Guaranteed Creditors to the Company and its Subsidiaries.

NOW THEREFORE, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1 Guarantee.

(a) Each Guarantor hereby, jointly and severally, irrevocably and unconditionally guarantees on a senior basis, as a primary obligor and not merely as a surety, to each Guaranteed Creditor and its successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of all Obligations of the Borrowers under the Loan Documents. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Guaranty notwithstanding any extension or renewal of any Obligation.

(b) To the extent applicable, each Guarantor waives presentation to, demand of payment from and protest to any Borrower of any of the Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Guaranteed Creditor to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Person under the Loan Documents; (ii) any extension or renewal of the Loan Documents; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the failure of any Guaranteed Creditor to exercise any right or remedy against any other guarantor of the Obligations; or (v) any change in the ownership of each Guarantor, except as provided in Section 2(b) or Section 2(c). Each Guarantor hereby waives any right to which it may be entitled to have its Obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed.

(c) Each Guarantor hereby waives any right to which it may be entitled to have the assets of any Borrower first be used and depleted as payment of such Borrower’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that any Borrower be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Guaranteed Creditor to any security held for payment of the Obligations.

(e) The Guarantee of each Guarantor is, to the extent and in the manner set forth in this Guaranty, the senior unsecured Obligations of the Guarantors, equal in right of payment to all existing and future unsubordinated indebtedness of the relevant Guarantor.

(f) Except as expressly set forth in Section 2 and Section 6, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Guaranteed Creditor to assert any claim or demand or to enforce any remedy under any of the Loan Documents, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(g) Each Guarantor agrees that its obligations hereunder shall remain in full force and effect until payment in full of all the Obligations. Each Guarantor further agrees that its obligations herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Guaranteed Creditor upon the bankruptcy or reorganization of the Company or otherwise.

(h) In furtherance of the foregoing and not in limitation of any other right which any Guaranteed Creditor has at law or in equity against any Guarantor by virtue hereof, upon the failure of a Borrower to pay the principal of or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash, to any Guaranteed Creditor an amount equal to the sum of (i) the unpaid principal amount of such Obligations, (ii) accrued and unpaid interest on such Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of any Borrower to the Guaranteed Creditors.

(i) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Guaranteed Creditors in respect of any Obligations guaranteed hereby until payment in full of all Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Guaranteed Creditors, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 of the Credit Agreement for the purposes of the guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Obligations as provided in Article 6 of the Credit Agreement, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Borrowers for the purposes of this Guaranty.

(j) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any Guaranteed Creditor in enforcing any rights under this Guaranty subject to the limitations contained in the Credit Agreement.

(k) Upon request of the Administrative Agent, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Credit Agreement.

Section 2. Limitation on Liability.

(a) Any term or provision of this Guaranty to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) The Obligations of any Guarantor under this Guaranty will be automatically and unconditionally released and discharged and no further action by such Guarantor, any Guaranteed Creditor or the Administrative Agent is required for the release and discharge of such Guarantor’s obligations hereunder, (A) when such Guarantor ceases to be (i) a Subsidiary as a result of a transaction permitted under the Credit Agreement (or a transaction that has been approved in writing by the Required Lenders or all Lenders, as applicable, if required by Section 9.10 of the Credit Agreement) or (ii) a guarantor of Indebtedness under the 6% Indenture (including any refinancings thereof) or (B) upon termination of the Commitments and the principal of and interest on the Obligations and all other amounts payable by the Company and the Co-Borrower under the Credit Agreement have been paid in full; provided that if at any time any payment of any Obligation as described in this clause (B) is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of a Loan Party or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(c) In addition to the initial Guarantors, other Subsidiaries may become Guarantors after the Closing Date, as provided in the Credit Agreement. The Obligations of the Guarantors will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

Section 3. Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Guaranteed Creditors and, in the event of any transfer or assignment of rights by any Guaranteed Creditor, the rights and privileges conferred upon that party in each of the Loan Documents shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Credit Agreement.

Section 4. No Waiver. Neither a failure nor a delay on the part of the Guaranteed Creditors in exercising any right, power or privilege under this Guaranty shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Guaranteed Creditors herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Guaranty at law, in equity, by statute or otherwise.

Section 5. Modification. No modification, amendment or waiver of any provision of this Guaranty, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent in accordance with the Credit Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 6. Execution of Supplement to Guaranty Agreement. Each Subsidiary and other Person which is required to become a Guarantor pursuant to the Credit Agreement shall promptly execute and deliver to the Administrative Agent an agreement in the form of Exhibit A hereto pursuant to which such Subsidiary or other Person shall become a Guarantor under this Guaranty. Concurrently with the execution and delivery of such agreement, the Company shall deliver to the Administrative Agent such evidence of corporate authority and opinions of counsel with respect thereto as the Administrative Agent may reasonably request.

Section 7. Non-Impairment. The failure to endorse a guarantee on any Note shall not affect or impair the validity thereof.

Section 8. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE OF NEW YORK (without regard to principles of conflicts of laws). This Guaranty and every part thereof shall be effective upon delivery to the Administrative Agent, without further act, condition or acceptance by the Guaranteed Creditors. The Guarantors waive notice of the Guaranteed Creditors’ acceptance hereof. This Guaranty may be executed in counterparts and by different parties hereto on separate counterparts each of which shall be an original, but all together to be one and the same instrument.

Section 9. Submission to Jurisdiction. Each Guarantor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in The City of New York for purposes of all legal proceedings arising out of or relating to this Guaranty, the other Loan Documents or the transactions contemplated hereby or thereby. Each party to this Guaranty irrevocably and unconditionally waives any right to assert, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, the action, suit or proceedings is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Guaranty or the subject matter hereof may not be enforced in or by such courts. Each party to this Guaranty irrevocably and unconditionally submits to the jurisdiction of such courts in any such action, suit or proceeding and agrees that all claims in respect of such action, suit or proceeding may be heard and determined in such courts. Each party to this Guaranty agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE GUARANTEED CREDITORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10. Notices. All notices or other communications to the Guarantor shall be delivered to the Guarantor in care of the Company as provided in Section 9.07 of the Credit Agreement.

Section 11. Taxes. Any and all payments under this Guaranty by any Guarantor shall be made free and clear of, and without deduction or withholding for, any Taxes, all in accordance with the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Guarantors have caused this Guaranty to be executed and delivered as of the date first above written.

“GUARANTORS”

LYONDELLBASELL FINANCE COMPANY

LYONDELLBASELL ACETYLS, LLC

HOUSTON REFINING LP

LYONDELLBASELL F&F HOLDCO, LLC

LYONDELLBASELL ACETYLS HOLDCO,

LLC

LYONDELL REFINING I LLC

LYONDELL REFINING COMPANY LLC

LYONDELL EUROPE HOLDINGS INC.

LYONDELL CHIMIE FRANCE LLC

LYONDELL CHEMICAL COMPANY

LYONDELL CHEMICAL TECHNOLOGY,

L.P.

LYONDELL CHEMICAL TECHNOLOGY

MANAGEMENT, INC.

LYONDELL CHEMICAL TECHNOLOGY 1

INC.

LYONDELL CHEMICAL PROPERTIES, L.P.

LYONDELL CHEMICAL OVERSEAS

SERVICES, INC.

LYONDELL CHEMICAL INTERNATIONAL

COMPANY

EQUISTAR CHEMICALS, LP

BASELL NORTH AMERICA INC.

EQUISTAR GP, LLC

EQUISTAR LP, LLC

By:
Name:
Title:

EXHIBIT A

SUPPLEMENT TO GUARANTY AGREEMENT

This Supplement to Guaranty Agreement (the “Agreement”) dated as of [            ] is made by [GUARANTOR] (the “New Guarantor”), a subsidiary of LYONDELLBASELL INDUSTRIES N.V., a public company with limited liability (naamloze vennootschap) in the country of the Netherlands (or its successor) (the “Company”).

W I T N E S S E T H :

WHEREAS, certain subsidiaries of the Company have executed and delivered to the Administrative Agent that certain Guaranty Agreement dated as of May 4, 2012 (such Guaranty Agreement, as the same may from time to time be modified or amended, including supplements thereto which add or substitute parties as Guarantors thereunder, being hereinafter referred to as the “Guaranty” pursuant to which such parties (the “Existing Guarantors”) have guaranteed to the Guaranteed Creditors the full and prompt payment of, among other things, any and all indebtedness, obligations and liabilities of the Company and the other Borrowers, arising under or relating to the Credit Agreement; and

WHEREAS, the Company provides the New Guarantor with substantial financial, managerial, administrative and technical support and the New Guarantor will directly and substantially benefit from credit and other financial accommodations extended and to be extended by the Guaranteed Creditors to the Borrowers;

NOW THEREFORE, and in consideration of advances made or to be made, or credit accommodations given or to be given, to the Borrowers by the Guaranteed Creditors from time to time, the New Guarantor hereby agrees as follows:

1. Defined Terms. As used in this Agreement, terms defined in the Guaranty or in the preamble or recital hereto are used herein as therein defined, except that the term “Guarantor” or “Guarantors” and any provision of the Guaranty providing meaning to such term shall be deemed a reference to the Existing Guarantors and the New Guarantors. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Borrowers’ Obligations under the Loan Documents on the terms and subject to the conditions set forth in the Guaranty and to be bound by all applicable provisions of the Credit Agreement and the Notes and to perform all of the obligations and agreements of a guarantor under the Guaranty.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 9.07 of the Credit Agreement.

4. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

5. Counterparts. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Notice address for New Guarantor:
c/o

Attention:
Telephone:
Telecopy:

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands, LYB AMERICAS FINANCE COMPANY, a Delaware corporation, the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents. Pursuant to the provisions of Section 9.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             ,

H-1-1

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands, LYB AMERICAS FINANCE COMPANY, a Delaware corporation, the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents.

Pursuant to the provisions of Section 9.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             ,

H-2-1

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands, LYB AMERICAS FINANCE COMPANY, a Delaware corporation, the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents.

Pursuant to the provisions of Section 9.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be .made to the undersigned, or in either of the two calendar years preceding such payments.

H-3-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             ,

H-3-2

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of May 4, 2012 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands, LYB AMERICAS FINANCE COMPANY, a Delaware corporation, the various institutions from time to time party thereto as Lenders, BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Managers, and J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC, CITIBANK, N.A., HSBC SECURITIES (USA) INC., ING BANK N.V. and WELLS FARGO SECURITIES, LLC, as Documentation Agents.

Pursuant to the provisions of Section 9.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

H-4-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             ,

H-4-2